   As filed with the U.S. Securities and Exchange Commission on August 2, 2002

                              REGISTRATION NO. 333-89664
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 AMENDMENT 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 SNAPSHOT, INC.

                 (Name of Small Business Issuer in its charter)

           NEVADA                           3577                 62-1835321
 ----------------------------        -----------------        ----------------
 (State or other jurisdiction        (Primary Standard        (I.R.S. Employer
              of                 Industrial Classification     Identification
incorporation or organization)         Code Number)                Number)

                         -------------------------------
                        907 RIVERGATE PARKWAY, SUITE A-5
                            RIVERGATE EXECUTIVE PARK
                         GOODLETTSVILEE, TENNESSEE 37072
                                  615-851-7001
                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
                               EXECUTIVE OFFICES)

               --------------------------------------------------
                 ROGER D. FINCHUM, SR., CHIEF EXECUTIVE OFFICER
                                 SHAPSHOT, INC.
                        907 RIVERGATE PARKWAY, SUITE A-5
                            RIVERGATE EXECUTIVE PARK
                         GOODLETTSVILEE, TENNESSEE 37072
                                  615-851-7001
           (Name, Address, And Telephone Number Of Agent For Service)
       ------------------------------------------------------------------
                                   COPIES TO:

                              GREGORY BARTKO, ESQ.
                          Law Office of Gregory Bartko
                           3475 Lenox Road, Suite 400
                             Atlanta, Georgia 30326
                           (404) 238-0550 (telephone)
                           (404) 238-0551 (facsimile)
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /__________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /__________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: / /__________________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.
--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
                                                                 PROPOSED
                                               PROPOSED MAXIMUM  MAXIMUM
TITLE OF EACH CLASS OF          AMOUNT TO      OFFERING PRICE    OFFERING
SECURITIES TO BE REGISTERED   BE REGISTERED    PER SHARE(1)      PRICE(1)   FEE
------------------------------ -------------  -------------- ------------- -----
 Common stock, par
 value $.001 per share           1,000,000         $5.00      $5,000,000   $460.00
                                                               ==========   =====
 Total................................................        $5,000,000   $460.00

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(2)   Pursuant to Rule 416, we are registering additional securities as may become issuable pursuant to the anti-dilution provisions of the redeemable warrants.

                   SUBJECT TO COMPLETION, DATED AUGUST___, 2002

                                 SNAPSHOT, INC.
                               1,000,000 Shares of
                                  Common Stock

     This is an initial public offering by us of 1,000,000 shares of the common stock of Snapshot, Inc.

     Before this offering, there has been no public market for any of our securities. The public offering price of our shares will be $5.00 per share. We have applied for listing of our shares of  common stock on the SmallCap Stock
Market under the proposed trading symbol SNSH upon the termination of this offering.

     The market price of the shares may be higher or lower after this offering terminates. We expect the offering period to terminate 90 days after the date of this prospectus, but we can extend the offering an additional 60 days, with the consent of the representative of the underwriters.

     Please see the risk factors beginning on page 8 to read about factors you should consider before buying any of our securities.

     Neither the United States Securities and Exchange Commission nor any
state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                   Per      25%        50%          100%
                                                   Share    Sold       Sold         Sold
                                                   ----     ----       ----         ----
     o  Price to the public                       $5.00  $1,250,000  $2,500,000   $5,000,000
     o  Underwriting discounts and commissions    $ .50     125,000     250,000      500,000
     o  Non-accountable expense allowance         $ .15      37,500      75,000      150,000
     o  Proceeds, after expenses,
        to Snapshot, Inc                          $4.35   1,087,500   2,175,000    4,350,000

     Delivery of the securities offered by this prospectus will be made from time to time commencing on the date of this prospectus until the offering terminates. The underwriters are offering the shares on a best efforts basis, and there is no minimum number of shares that must be sold as a condition of the offering. The underwriters may offer the shares for sale to the public commencing at the date of this prospectus. All funds received from subscribers of the shares will be deposited into an escrow account with Wachovia Bank, N.A.,
Atlanta, Georgia.

                             Capstone partners, L.C.

                          Prospectus dated August , 2002

                                                                    Page No.
                                                                    -------

         Management's discussion and analysis of financial condition

                               Prospectus summary

     This summary highlights information contained elsewhere in this prospectus.
Investors should read the entire prospectus carefully, including the financial statements which are a part of this prospectus.

Our business

     Snapshot, Inc. focuses on security by use of smart cards utilizing extensive database services coupled with our knowledge of digital imaging. We have completed preliminary market research and believe that a great need exists for enhanced security systems in all forms of transportation. We intend to engage in the security industry utilizing our digital imaging expertise. We expect to make use of our present technology and operating business to support our smart cards. More specifically, we intend to utilize modern technology to ensure security in companies as well as government organizations.

Corporate background

     We were incorporated on May 17, 1999 under the laws of the state of Nevada as Globig.com, Inc. and changed our name to Snapshot, Inc. on August 3, 2000.
Our executive office is located at 907 Rivergate Parkway, Suite A-5, Rivergate
Executive Park, Goodlettsville, Tennessee 37072 , our telephone number is
(615) 513-5518 and our website address is www.snapshot.com.

     Since our inception on May 17, 1999, we have incurred a net loss of
$ (1,082,973) . For the period from inception to October 31, 2001 we incurred a net loss of $ (457,955) , accordingly, our auditors have indicated in their opinion, as of October 31, 2001, that there is substantial doubt about our ability to continue as a going concern should we not be able to raise capital through the offer and sale of the shares pursuant to this prospectus.

                                  The offering

     The offering does not include any minimum number of shares that must be sold for net proceeds to be received by us from the sale of the shares. All funds received from subscribers for the shares will be deposited into a non-interest bearing escrow account from which net proceeds from the sale of shares will be delivered to us once we accept a subscription for the shares.
Funds from subscriptions not accepted will be returned to the subscriber without interest or other deductions. Accordingly, purchasers of shares may end up hold shares sold in the offering without any liquid market for their shares, and in the event that we do not receive sufficient net proceeds from this offering, we may not be able to execute our business plan, or continue and expand our operations.

                              Terms of the offering

Securities that we are offering                1,000,000 shares of common stock
                                               par value, $.001 per share, at a
                                               price of $5.00 per share;
                                               investors must subscribe for a
                                               minimum of 2,500 shares of common
                                               stock, representing a minimum
                                               subscription of $12,500 for each
                                               subscriber;

Common stock outstanding before this
  offering                                     8,628,000 shares of common stock;

Common stock to be outstanding after
  this offering                                9,628,000 shares of common stock;

Use of proceeds                                Accounts payable, offering
                                               expenses, salaries, costs of
                                               additional personnel, support and
                                               management systems, capital costs
                                               for computer systems and related
                                               equipment, advertising, and
                                               expenses of new center locations.

Proposed SmallCap Stock Market symbol
common stock                                   "SNSH"

Unless stated otherwise, all information in this prospectus assumes:

        o   an initial public offering price of $5.00 per share.

                             Summary financial data

     The following table summarizes the financial data of our business. This information is qualified by reference to, and should be read together with, the historical financial data for the periods from inception on May 17, 1999 to
October 31, 2001 and should be read in conjunction with our audited financial statements included elsewhere in this prospectus. The historical financial data as of April 30, 2002 and for the six months ended April 30, 2001 and 2002 are derived from and should be read in conjunction with our unaudited financial statements included elsewhere in the prospectus. The data presented below should also be read in conjunction with "Management's Discussion and Analysis of
Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elsewhere in this prospectus.

                                                                     Six months ended   From Inception
                                                Year Ended October 31,   April 30          through
                                                  2000      2001        2001      2002     April 30, 2002
                                                  ----      ----        ----    ----     --------------
                                                (Audited) (Audited) (Unaudited)(Unaudited) (Unaudited)

Statement of operations data:

Revenues                                      $     --    $     --    $    --    $    --     $      --

Operating costs and expenses                  $ 176,553   $ 264,437   $ 68,405   $ 403,882   $   844,872

Loss from operations                          $(176,553)  $(264,437)  $(68,405)  $(403,882)  $  (844,872)
Interest expense                                    --    $(16,965)       --    $(221,136)  $  (238,101)
                                                --------------------------------------------------------

Net loss                                     $(176,553)  $(281,402)  $(68,405)  $(625,018)  $(1,082,973)
                                               =========================================================

Basic and diluted net loss per share         $   (0.02)  $   (0.03)  $  (0.01)  $   (0.07)  $     (0.17)
                                               =========================================================

Shares used in computing basic and diluted
  net loss per share                         7,696,140   8,405,170  8,259,702   8,628,000     6,352,655
                                              ==========================================================

The following table includes a summary of our balance sheet at April 30, 2002;

        o   on an actual basis;

        o   on an as adjusted basis giving effect:

        o   to the receipt of the net proceeds from the sale of 1,000,000 shares of common stock offered by us at $5.00 per share; and

        o   the repayment of $21,780 principal amount promissory note to our chief executive officer for the acquisition of property and equipment, originally due May 1, 2002.

Balance sheet data:

                                    April 30, 2002                       As
                                       actual                         adjusted
                                    -----------                      ----------

Cash and cash equivalents               $16,856                     $ 4,366,856

Total working capital (deficit)        (122,092)                      4,182,408
Total assets                            592,408                       4,896,908
Notes payable                             ---                             ---

Convertible debentures                  496,992                         496,992
Total liabilities                       517,492                         517,492
Total shareholders' equity            $  74,916                     $ 4,379,416

                                  Risk factors

     The purchase of our securities involves a high degree of risk.
Accordingly, each prospective purchaser, before placing an order for any shares, should carefully read this prospectus in its entirety and should consider the following risks and speculative features inherent in and affecting this offering and our business, as well as general investment risks. An investment in our securities should be made only by persons who can afford an investment involving such risks and is suitable only for persons able to sustain the loss of their entire investment.

    We have only been incorporated for a short period of time and have little if any operating history that can be evaluated to determine the likelihood of our chances of success. We were incorporated on May 17, 1999 and began to focus the use of our digital imaging technology and expertise when we changed our name in
August, 2000. We have only just recently become involved in using our digital imaging technology and expertise for security purposes. Special risks concerning use of our digital imaging resources include the adaptation and comprehension of additional software on a continual basis.  We have not provided any products or services to consumers yet, but we have completed preliminary market research, which was completed after the United States terrorist attacks on September 11, 2001.

     Since we only began to focus our current products and services in August,
2000, we have  a limited basis upon which you can evaluate our business, its risks and our prospects.  Due to our very limited operating history and due to the fact that we only recently have focused the use of our digital imaging technology on security in transportation, we have a limited basis upon which you may evaluate our business and prospects. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties experienced by us in establishing our business and operations, such as financing our start-up costs, developing our services and products for sale on our website and on the internet and the acceptance in the United States of the use of security cards in the transportation industry.

     We have not achieved profitability and have incurred net losses since our inception and we expect to continue to incur operating losses in the future.
We have incurred net losses since commencing our business and expect losses from operations in the future. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. For the period from the commencement of our operations until October 31, 2001, our accumulated net loss was $(457,955) and our  shareholders' equity at that same date was
$190,184. We expect to continue to incur operating and capital expenditures and, as a result, we expect net losses to continue in the future.

     If we do not generate substantial revenues in the future or raise substantial amounts of investment capital to meet our operating expenses, we may not be able to continue as a going concern.  We will need to generate substantial revenues in the future to achieve profitability, or we will need to raise substantial investment capital in order to meet our operating expenses. We will need to generate significant revenues to achieve and maintain profitability, and if we do not, we anticipate that we will require approximately $3,000,000 in additional capital in order to effectuate our business plan and to pay our operating expenses. Without additional capital, either through growth in our revenues generated from the sales of our security cards and digital imaging services, we will not be able to continue as a going concern.

     Our auditors have included language in their audit report raising a concern that we may not continue as a going concern.  Our auditors have issued their audit report with an emphasis of matter in their opinion that indicates that our financial statements have been prepared with the assumption that we will continue as a going concern. Our auditors have issued a report that accompanies our financial statements for the periods ended October 31, 2000 and 2001. A paragraph in their report discloses that our financial statements have been prepared assuming we would continue in business as a going concern, and that due to our limited capital resources and a large working capital deficit, our auditors have raised a substantial doubt about our ability to continue as a going concern.

     Since the terrorist attacks in the United States have occurred, it is uncertain whether smart card technology used to enhance transportation security will be readily accepted by the traveling consumer. Demand for security and smart card usage in the United States at present is limited and uncertain.
Current participants in the security card business rely upon anticipated growth in demand, and new government regulations that may be required in the future.
The expansion of the security and smart card market in the United States in the transportation industry will depend on the acceptance of the technology by customers and the imposition of requirements by the Federal government to adopt a security card system in lieu of existing or alternative systems to enhance transportation security. Moreover, to an extent, use of security and smart card products will depend upon emerging communications and commerce networks, such as the Internet. If growth in the domestic market does not occur, this will limit our opportunities for growth and will require us to focus and rely on, and be subject to the inherent risks of, foreign sales.

     There is uncertainty as to whether there will be any additional governmental regulations or taxes imposed on the commercial use of the internet, which could harm our business and online operations.
Potential governmental regulation of the Internet and online commerce could harm our business. Our business could be harmed by future legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and other online services. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our systems and services and increase our cost of doing business.

     Since there is no minimum number of shares that must be sold in this offering, purchasers of the shares may be investing in a company that will not receive adequate investment capital in this offering.  There is no minimum number of shares that must be sold in this offering before we receive net proceeds from the sale of any shares. As a result, purchasers of the shares may own our common stock even though we may not receive sufficient investment capital from this offering to continue our operations. We also may not be able to raise other investment capital in the future in order to continue our business and operations.

     Purchasers of our shares that subscribe in the offering before we are eligible for trading our shares on the SmallCap Stock Market, will not have any public market to offer their shares for resale.  We will not become eligible to have our shares of common stock trading on the SmallCap Stock Market until our shares are approved for listing on the SmallCap Stock Market and until this offering terminates, which will be 90 days after the date of this prospectus, or
150 days after the date of this prospectus if the offering is extended with the consent of the representative of the underwriters. Until the offering terminates, our shares of common stock will not become eligible for trading, and purchasers of our shares will have no public market upon which to sell the shares acquired in this offering.

     If we do not sell a sufficient number of shares in this public offering, alternate funding will be needed and we will have to modify or cut back our business operations accordingly.  Without the receipt of the net proceeds from the sale of the maximum number of shares we are offering, we will not be able to continue operations and implement our business plan as anticipated. If appropriate financing is not obtained by us through our public offering, we intend to modify our operations accordingly. If we raise additional capital through the sale of equity, including preferred stock, or convertible debt securities, our existing stockholders may experience dilution.

     If adequate capital is not otherwise  available to us on acceptable terms, then we will be unable to develop or enhance our services, respond to competitive pressures or continue as a going concern.  Other than through the offer and sale of the shares in our public offering, we currently do not have a credit facility or any other commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required if we do not sell sufficient shares in this public offering. If adequate funds are not available on acceptable terms, we will be unable to develop or enhance our products and services, respond to competitive pressures, or continue as a going concern.

     Our management will have broad discretion to allocate the offering proceeds and you will likely have no voice as to how our management will use these net proceeds.  Since no minimum number of shares must be purchased as a condition of this public offering, we can make no prediction on the amount of net proceeds, if any, that will be available at the termination of the offering.
Our management will have broad discretion to allocate the proceeds of this offering, including proceeds currently specifically allocated as described in this prospectus, and any other cash resources to such uses as they determine to be in our best interests. The amounts actually allocated to each expense category and the source of the cash so allocated, may vary significantly, depending on a number of factors, including how many shares are purchased in this public offering, the amount of future revenue growth, the amount of cash generated or used by our operations and the success of our marketing efforts for our line of digital photo products and our developing smart card security technology.

     Since our management has wide discretion in applying the net proceeds of this public offering, a significant amount of the net proceeds may be used to benefit our management and other insiders.  We intend to allocate the net proceeds from this offering for working capital and general corporate purposes and for the payment of outstanding accounts payable. Substantial amounts of our working capital will be applied towards the payment of salaries and related costs of our management personnel. In addition, substantial amounts of our working capital will be applied to pay operating expenses, some of which are personally guaranteed by our chief executive officer. Accordingly, substantial amounts of the net proceeds we receive from this offering may ultimately be used to benefit our officers, consultants or other insiders.

     Since the smart card transportation security business is relatively new, we do not know if our products will generate wide spread market acceptance.
The commercial market for smart card transportation security within the United
States is relatively new and we do not know if these products and services will generate widespread market acceptance. Several factors may contribute to these products and services not achieving broad market acceptance, which include:

        o   an over-abundance of companies that are now competing or intend to enter this market;

        o   our failure to successfully penetrate the market niche we intend to service; and

        o   the lack of sufficient capital that we need to market and deliver our products and services.

     It is uncertain to what extent the terrorist attacks in the United States will increase the demand, if at all, for our products and services.  The
September 11, 2001 terrorist attacks has increased financial expectations that may not materialize. We believe that the September 11 terrorist attacks will create an increase in demand for our products, however, we are uncertain whether the level of demand will be as high as anticipated. Additionally, it is uncertain what, if any solutions, will be adopted as a result of the terrorism and whether we will be a part of the ultimate solution. Additionally, should our products be considered as a part of the security solution, it is unclear what level and how quickly funding may be made available. These factors may adversely impact our financial condition and performance and create unpredictability in revenues and operating results.

     Our failure to introduce new products and services in a timely manner may affect our ability to compete effectively.  Our future success will depend in large part on our ability to develop and enhance our services and products.
We operate in a very competitive industry in which the ability to develop and deliver advanced services through the internet and other channels is a key competitive factor. There are significant technical risks in the development of new or enhanced services and products, including the risk that we will be unable to:

        o   effectively use new technologies

        o   adapt our products and services to emerging industry standards; or

        o   develop, introduce and market enhanced or new products and services.

     If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, our business, financial condition and operating results could be materially adversely affected.

     If our business becomes more heavily regulated by the government in the future, there will be an increased risk that we will not be able to comply with new regulations in a cost effective manner.  We operate in an industry that may become heavily regulated and compliance failures could adversely affect our business. Due to the increasing popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with such issues as user privacy, content and pricing. Such laws and regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel, which in turn could have a material adverse effect on our business, financial condition and operating results.

     We are uncertain as to how future government regulations and legal uncertainties could add additional costs to doing business on the Internet.
There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the
Telecommunications Act of 1996 sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could adversely affect our business.

     The markets for our products and services may be adversely affected by legislation designed to protect privacy rights.
From time to time, personal identity data bases and technologies utilizing such data bases have been the focus of organizations and individuals seeking to curtail or eliminate the use of personal identity information technologies on the grounds that personal information and these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for our products may be adversely affected.

                                       10

     The technologies we use in delivering our products and services may change and need to be updated or altered. These changes would require us to devote substantial capital resources to remain competitive in our marketplace.
Our market and industry is characterized by rapid technological changes. Newer technologies, techniques or products for the digital imaging or smart card technology businesses, could be developed as compared with the technology that we currently use. The availability of new and better digital imaging technologies or other products and services for the delivery of digital imaging products and smart card technology could require us to make significant investments in technology, render our current technology obsolete and have a significant negative impact on our business and results of operations.

We may not compete effectively with other security smart card technology companies that have more financial resources and experience than we do.
Many of our competitors have substantially greater financial, technical, managerial, marketing, and other resources than we do, and may compete more effectively than we can. We compete with several publicly traded companies such as Visionics Corp. and Identix. We also compete with private companies like
Identicard, Envoy Data Corporation and Synthesysusa.com, among other entities.
If our competitors offer digital imaging and smart card products and services at lower prices than we do, we may have to lower the prices we charge, which will adversely affect our results of operations.

     Since our management will control approximately 67% of our common stock on an adjusted basis after this offering, their interests may be different from and conflict with yours.  Following this offering, our executive officers and directors will beneficially own or control a total of approximately 67% of our outstanding common stock. Accordingly, if our management acts together, they have the power to control the election of all of our directors and the approval of significant corporate transactions for which the approval of our stockholders is required. As a result, you may have no effective voice in our management, including the election of directors and the approval of significant corporate transactions.

     Substantial dilution of ownership to shareholders will occur as a result of the sale of the common stock in this public offering, and such dilution may negatively impact the market price of our securities if and when such a market develops.  We are offering for sale approximately 11.6% of the number of shares of common stock we have outstanding before the offering. Accordingly, there will be substantial ownership dilution to our shareholders as a result of the sale of the common stock, and such dilution may negatively affect the market price of our securities if they are approved for listing on the SmallCap Stock
Market.

     If we chose to  finance the purchases of our equipment, such financing increases our leverage and finance costs and if we do not satisfy our debt payments when due, there is risk that we may be forced to forfeit our equipment.
We may chose to finance the purchases of our computer equipment. The use of leverage to finance our equipment increases our risk of loss as opposed to if we borrowed a smaller portion or none of the purchase price of this equipment. Our risk is increased because we must satisfy these obligations on specific dates, regardless of our revenues. If we do not meet our debt service payments when due, we may be forced to forfeit the equipment securing the debt.

     Our business and operations will be adversely effected if we cannot retain the continuing services of our chief executive officer and other key personnel.
We need the continued availability of the expertise and strategic planning of our chief executive officer, Roger D. Finchum, Sr. and other key personnel experienced in the digital imaging and smart card industries. We believe that the efforts and industry knowledge of our senior management, key employees and contractors, particularly that of our chief executive officer, Roger D. Finchum,
Sr., is essential to our operations and growth. Mr. Finchum is responsible for our strategic planning, and the loss of his services would have an adverse affect on our long-term operations. We have not, at this date, obtained key man life insurance on Mr. Finchum's life. Furthermore, our employment agreement with
Mr. Finchum is not effective until our public offering is successful. If we do not succeed in retaining or motivating our current personnel or in hiring additional qualified employees, our business will be materially adversely affected.

     Even if we are successful in listing our common stock on the SmallCap Stock
Market, there is no guarantee that an orderly, liquid market for our common stock will develop.  Although we intend to seek approval for listing our common stock on the SmallCap Stock Market, our common stock may still be thinly traded, highly volatile in price and not regularly followed by securities analysts. Even if our common stock is approved for listing on the SmallCap Stock
Market, such approval does not mean that our common stock will be actively followed or traded, or that an adequate market for our common stock will develop or if developed, be maintained, as such securities may usually thinly traded and subject to price volatility.

                                       11

     Our underwriter lacks experience as an underwriter of securities in public offerings, and this lack of experience may impair our ability to develop a public market for our common stock.  The representative of the underwriters has not conducted, managed or co-managed public underwritings of securities except only in a limited number of situations involving the secondary public offering of securities and in private placement transactions. This lack of experience may impair our ability to develop or maintain a public market for our securities.

The representative of our underwriters is not qualified to act as a market maker in our securities at the conclusion of this public offering, and therefore, we are not certain whether any registered market makers will make a market in our securities.  The representative of our underwriters is not qualified to act as a market maker in our securities at the conclusion of this public offering. We therefore do not know if any of our underwriters or any other broker dealers will be able to act as a market maker or that any broker-dealer will become a market maker in our securities. If there are no market makers for our securities, or if only a few market makers choose to act as such for our securities, then the market price of our common stock could be adversely affected.

                                       12

              Cautionary note regarding forward looking statements

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates, and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates,"
"expects," "intends," "plans," "projects," "believes," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus.
We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 Use of proceeds

     We estimate that we will receive net proceeds , before offering expenses, of approximately $4,350,000 from our sale of the 1,000,000 shares of common stock offered by this prospectus, assuming an initial public offering price of $5.00 per share. These amounts are after deducting estimated underwriting discounts and commissions which total 13% of the amount of our shares actually sold in the public offering, but do not include registration fees and expenses of approximately $100,000, also payable by us. However, since there is no minimum number  of shares that must be sold in this offering, we can give no assurance that any  of the shares will be sold or that we will receive the proceeds from the sale of  the maximum number of shares offered. The following table reflects the use of the net proceeds from the sale of the shares offered assuming we sell
100%, 75%, 50% and 25% of the shares offered. Using these four assumptions we intend to use the net proceeds from the shares offered, as follows:

                                                             Net Proceeds of Offering
                                               25% of Shares 50% of Shares 75% of Shares 100% of Shares
                                               --------------------------------------------------------

Accounts payable and offering expenses         $425,000       $425,000      $425,000       $425,000
Working capital and general corporate
  purposes which includes salaries,
  support and management systems                 87,500        600,000      1,112,500     1,626,000
Advertising                                      35,625         71,250        106,875       142,500
Computer equipment and software                 300,000        600,000        900,000     1,200,000
New personnel expenses                          177,625        355,250        532,875       710,500
Expenses of opening new centers                  61,750        123,500        185,250       247,000
                                               ---------    ----------     ----------    ----------
    Total                                    $1,087,500     $2,175,000     $3,262,500   $ 4,350,000
                                             ==========    ===========     ==========    ==========

                                       13

     If we do not receive all of the net proceeds described above, we will prioritize and allocate net proceeds received, first to accounts payable and offering expenses, working capital and general corporate purposes, then to equipment purchases, advertising and lastly to office build-out expenditures. We anticipate that, through this offering or otherwise, we will require a minimum of $3,000,000 in available financing over the next 12 months in order to maintain our business and current operations during that time. In the event this public offering produces less net proceeds than we need over the next 12 months, we intend to seek additional investment capital through private offerings utilizing either debt or equity offerings.

     Proceeds allocated to advertising will include the costs of newspaper, radio, television, and other media spots designed to increase public awareness of our digital imaging and smart card products and services and the benefits of the those products to our customers.

     A small portion of our net proceeds will be utilized for expansion of internal corporate operations, which include expanding our computer network, equipment for our corporate office facilities, software, and our Web site development costs.

     The remaining net proceeds will be utilized as working capital for general corporate purposes. These purposes include salaries, additional personnel, expansion costs of our operations, support and management systems, as well as capital expenses for computers and related equipment.

     The proposed allocation of the net proceeds represents our management's best estimate of the allocation of the net proceeds of the offering, based upon the current status of our operations, our current plans and current economic conditions. Our management may re-allocate the net proceeds among the categories listed above. We also may, when the opportunity arises, acquire or invest in complementary businesses, products or technologies. However, we have no present understandings, commitments or agreements with respect to any acquisition or investment.

     Pending application of the net proceeds in the manner described above, we intend to invest the net proceeds in short-term, interest bearing investment grade securities.

                                 Dividend policy

         We have never declared or paid any cash or stock dividends on our capital stock. We intend to reinvest earnings, if any, to fund the development and expansion of our business and, as a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements, financial position, general economic conditions, and other pertinent factors.

                                 Capitalization

    The following table sets forth our:

        o   actual capitalization as of April 30, 2002;

        o   our as adjusted capitalization giving effect to:

                                       14

        o   the receipt of the net proceeds from the sale of 1,000,000 shares of common stock offered by us at $5.00 per share; and

        o   the repayment of $21,780 principal amount promissory note to our chief executive officer for the acquisition of property and equipment, originally due May 1, 2002.

    The following table should be read in conjunction with our financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                        April 30, 2002
                                       ------------------    -------------------
                                          (Unaudited)
                                           Actual               As adjusted
                                       ------------------    -------------------
Notes payable                               $--                 $     --
                                         ===========            ===========

Convertible debentures (including
     convertible interest of $15,171
     at April 30, 2002)                     $496,992             $496,992
                                         ===========            ===========
Stockholders' equity:
  Preferred stock, $.001 par value;
   1,000,000 authorized, no shares issued   $    --             $     --

  Common stock, $.001 par value;
   40,000,000 shares authorized;
   8,628,000 issued and outstanding,
                                               8,628              9,628
  Additional paid in capital               1,149,261          5,452,761
  Accumulated deficit                     (1,082,973)        (1,082,973)
                                          -----------          -----------

    Total stockholders'  equity               74,916          4,379,416
                                                               -----------

    Total capitalization                    $571,908         $4,876,408
                                         ===========           ===========

                                    Dilution

     As of April 30, 2002, our  net tangible book value, or (deficit), was
$(262,584), or $(.03) per share of common stock.  Net tangible book value, or
(deficit), per share represents the amount of our total tangible assets, which excludes deferred financing and deferred operating costs, less total liabilities divided by the number of shares of common stock outstanding.

     There is no minimum number of shares of common stock that must be sold in this offering. The following information has been prepared assuming that we realize the estimated proceeds from the sale of the maximum number of shares being offered by us. We can give no assurance that any of the shares will be sold or that we will receive the proceeds from the sale of the maximum number of shares offered.

     After giving effect to the sale of the 1,000,000 shares of common stock offered by this prospectus and after deducting the underwriting discounts and estimated offering expenses,  as adjusted net tangible book value at
April 30, 2002, would have been $4,087,416 or approximately $.42 per share of our common stock. This represents an immediate increase in net tangible book value of $.45 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $(4.58) per share of common stock, or approximately 91.5%, to new investors. The following table illustrates this per share dilution:

                                       15

Assumed initial public offering price                        $ 5.00

Pro forma net tangible book value(deficit) prior to the
  offering                                                    (0.03)

Increase in net tangible book value per share attributable
  to this offering                                              .45

As adjusted, net tangible book value per share
  after the offering                                            .42

Dilution of net tangible book value per share to new
investors                                                    $(4.58)
                                                              ======

     The following table summarizes, as of April 30, 2002, on an as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders, and investors in this offering, and after giving effect to the sale of the 1,000,000 shares of common stock offered by this prospectus, assuming an initial offering price of $5.00 per share. The calculations are based upon total consideration given by new investors and existing stockholders before any deduction of underwriting discounts, offering expenses payable by us, and does not include the purchase of or any exercise of the redeemable common stock purchase warrants offered by this prospectus.

                         Shares purchased      Total consideration      Average
                       --------------------   ---------------------    price per
                        Number     Percent      Amount     Percent       share
                       ---------   --------   ----------   --------   ----------
Existing
  stockholders         8,628,000    89.6%   $  384,139       7.1%      $ .04
New investors          1,000,000    10.4%    5,000,000      92.9%      $5.00
                       ---------     ----   ----------    -------
    Total              9,628,000   100.0%   $5,384,139       100%
                       =========  =======   ==========    =======

                             Selected financial data

     The following selected financial data should be read in conjunction with our audited financial statements for the periods from inception on May 17, 1999 to October 31, 2001 included elsewhere in this prospectus and Management's
Discussion and Analysis of Financial Condition and Results of Operations. The
historical selected financial data as of April 30, 2002 and for the six months ended April 30, 2001 and 2002 are derived from and should be read in conjunction with our unaudited financial statements included elsewhere in the prospectus.
The results of operations for the periods presented below are not necessarily indicative of results to be expected for the current fiscal year.

                                                                      Six months ended      From Inception
                                            Year Ended October 31,        April 30             through
                                                 2000      2001        2001       2002     April 30, 2002
                                                ----       ----        ----       ----     --------------
                                              (Audited)  (Audited)  (Unaudited) (Unaudited)  (Unaudited)

Statement of operations data:

Revenues                                      $     --    $   --     $    --     $    --     $     --

Operating costs and expenses                  $ 176,553   $ 264,437  $  68,405   $ 403,882   $   844,872

Loss from operations                          $(176,553)  $(264,437) $ (68,405)  $(403,882)  $  (844,872)
Interest expense                                    --    $(16,965)      --     $(221,136)  $  (238,101)
                                              ----------------------------------------------------------

Net loss                                      $(176,553)  $(281,402) $ (68,405)  $(625,018)  $(1,082,973)
                                              ==========================================================

Basic and diluted net loss per share          $   (0.02)      (0.03) $   (0.01)  $   (0.07)  $     (0.17)
                                              ==========================================================

Shares used in computing basic and diluted
  net loss per share                          7,696,140   8,405,170  8,259,702   8,628,000     6,352,655
                                              ==========================================================

The following table includes a summary of our balance sheet at April 30, 2002;

        o   on an actual basis;

        o   on an as adjusted basis giving effect:

        o   to the receipt of the net proceeds from the sale of 1,000,000 shares of common stock offered by us at $5.00 per share; and

        o   the repayment of $21,780 principal; amount promissory note to our chief executive officer for the acquisition of property and equipment, originally due May 1, 2002.

Balance sheet data:

                                    April 30, 2002            As
                                       actual              adjusted
                                    -----------           ----------

Cash and cash equivalents              $ 16,856         $ 4,366,856

Total working capital (deficit)        (122,092)          4,182,408
Total assets                            592,408           4,896,908
Notes payable                             --                 --

Convertible debentures                  496,992             496,992
Total liabilities                       517,492             517,492
Total shareholders' equity            $  74,916         $ 4,379,416

                                       16

         Management's discussion and analysis of financial condition and
                              Results of operations

     The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes and the other financial information included elsewhere in this prospectus.

Overview

     We are primarily engaged in the marketing of identification systems both for general purposes and security purposes by utilizing smart cards and various other identification cards coupled with an extensive database system and the latest identification card software. We also will  manufacture and produce the smart cards needed for use of our identification systems through our  graphics software and card printers.

     We were incorporated on May 17, 1999 under the laws of the state of Nevada as Globig.com, Inc. and changed our name to Snapshot Inc., on August 3, 2000 primarily to reflect our growing emphasis on the Identification Card industry and to market our plan to create an Identification Security company that would utilize extensive database systems, identification card software, and technology as it relates to smart cards and the uses thereof.

     Our executive offices are located at 907 Rivergate Parkway, Suite A-5,
Rivergate Executive Park, Goodlettsville, Tennessee 37072. This facility contains an extensive computer and database system, numerous digital imaging devices including ID Print systems. Our plan of operation

     We intend to utilize our current database system as a hub for a ID Card production. We intend to launch sub-locations in Atlanta, Miami, Boston and
Philadelphia so that we can extend its reach along the entire eastern half of the United States. In addition to this, we have allocated funds from this offering to staff a sufficient sales force that will sell directly to medium to large sized companies our services. These companies can be serviced using a mobile system or they may simply use software to design "in house" their ID needs. In turn, they will send this information either to the home office or sub-locations to be produced. Also, the company will implement security systems using both ID Cards and the appropriate card readers.

    During the next 12 months, we will watch the ID card industry to examine all areas relating to our business, including smart card technology and security.
Given the open architecture used by us in software and hardware applications, we will, on a continual basis have the opportunity to use new card technology as it is available to the marketplace.  This will allow us to test in house, the capability and usability of new smart card technology.  We also will continue to test smart card readers as they apply in the use of smart cards.

    Based on our current plan, we will need to acquire a minimum of three additional data card printers with appropriate software.  We plan to acquire needed equipment using the allocation described in our use of proceeds expected from our public offering.

    Our plan also includes staffing two additional locations in addition to our principal executive office located in Tennessee.  These two facilities will include locations for processors and data card operators, sales staff for both inside and outside sales activities, as well as additional support and management personnel.  We also have allocated a portion of the proceeds of our public offering for this increased expense.

Revenues

     We have not generated any revenue since inception.

General and administrative expenses

      Our operating expenses consists primarily of wages and related items and general corporate expenses. For the six month periods ended April 30, 2001 and
2002 our general and administrative expenses consisted primarily of wages for contributed services by our executive officers.

Depreciation

     Depreciation expense was recorded for the year ended October 31,2001, and for the periods ended April 30, 2001 and 2002 for computer equipment and office furniture placed in service during the year.

Interest expense

     Interest expense consists of accrued interest to our chief executive officer for purchase of computer and office and printing equipment through
October 31, 2001. Included in interest expense for the six months ended April 30,
2002 is interest on our convertible debentures placed through April 30,
2002.

Net loss

     We have reported net losses for the years and six months ending October 31,
2000 and 2001 and April 30, 2001 and 2002, respectively, due to start-up expenditures with no revenue being generated.

                                       17

Liquidity and capital resources

     Since our inception, we have financed our operations through the sale of common stock ($411,639, net proceeds) and issuance of convertible debentures
($481,821).

     We anticipate that the net proceeds from this offering, together with the cash flow from operations, will be sufficient to fund our anticipated working capital and capital expenditures for the 12 months following completion of this offering.

Recently issued accounting standards

     We believe that recently issued financial standards will not have a significant impact on our results of operations, financial position, or cash flows.

                                       18

                                    Business

Our history and development

     We were incorporated on May 17, 1999 under the laws of the state of Nevada, as Globig.com, Inc. and changed our name to Snapshot, Inc. by amending our certificate of incorporation on August 3, 2000. We intend to focus on security by use of "smart cards" utilizing extensive database services coupled with our knowledge of digital imaging. Thus far, we have completed preliminary market research and we believe that a great need exists for enhanced security systems in all forms of transportation. Given the recent terrorist attacks on September
11, 2001, we feel our services and products will be sought after. Evidence of this market need is found in a recent poll conducted by MSNBC, which found 76%
of Americans are willing to give up some of their privacy in the wake of this tragedy.

Our business

     We intend to engage in the security industry utilizing our digital imaging expertise. We expect to make use of the latest technologies and our operating digital imaging systems to support our smart cards. More specifically, we intend to utilize modern technology to ensure security in companies as well as government organizations. We will use databases and Snapshot security cards to set up secure systems in which only authorized personnel gain access. In addition, the cards themselves can serve as a ticket in place of paper tickets.
A prime example will involve airline security. We anticipate contracting with the airline carriers, travel agencies or the Federal government to put in place, security identification systems in which each passenger is issued a security card and must insert the card into a card reader prior to boarding an airplane.
By using this system, coupled with databases across the country, we will be able to access any adverse records regarding each passenger and also ensure all luggage is associated with all passengers on the aircraft. This system can also be used for other common carriers such as bus and railway systems. However, the company is not limited to the transportation industry. In addition to these examples the company will market its services to all business who have security needs.

     Enforcement agencies such as the United States Immigration and
Naturalization Service, the Federal Aviation Agency, the Central Intelligence
Agency, the Federal Bureau of Investigation, along with other law enforcement agencies, could in theory have access to our database, and would be able to track individual's movements on their "alert" lists. Also, these agencies could be allowed to input names into our database system and people can be instantly tracked regarding movements on transportation systems.

     In addition to the above product line of smart card and security enhanced transportation products, our current database systems will be used to support our smart card security products and services.

Use of technologies

     The smart card is one of the latest additions in the world of information technology. Similar in size to today's plastic credit cards, the smart card has a microprocessor or memory chip embedded in it. The chip stores electronic data and programs that are protected by advanced security features. When coupled with a reader, the smart card has the processing power to serve many different applications. As an access-control device, smart cards make personal and business data available only to the appropriate users. Another application provides users with the ability to make a purchase or exchange value. Smart cards provide portability, convenience, and will continue to be important in our business or traveling security.

     The technology we will use to support our smart cards consists of hybrid electronic smart cards, containing two or more embedded chip technologies, such as a contactless smart chip with an antenna which does not require physical contact with a card reader, a contact smart chip with contact pads which is read by direct contact with a card reader , or a proximity chip with an antenna which only works within close proximity to a card reader, all within a single card.
The contact chip can be used in applications requiring higher levels of security. Data fields are customized, depending on the amount of data to be stored on each card. Each card contains a photo image that is printed on the underside of laminating film, insuring a tamper proof card, which is durable.

     Smart cards typically come in two varieties, memory cards and microprocessor cards. Memory cards store data and can be viewed as a small floppy disk with optional security. A microprocessor card, on the other hand, can add, delete and manipulate information in its memory on the card. Similar to a miniature computer, a microprocessor card has an input and output port operating system and hard disk with built-in security features. Manufacturing costs  for these cards range from $.50 for identification cards to a high end smart card, which costs are approximately $8.00 per card. These figures are based on costs from the vendors from which the company will buy the cards.

                                       19

     We currently house all database services that we provide. We will continue to out-source some services that relate to database such as secondary safe storage that we deem critical to our operations. We intend to utilize databases that are already in place at our client companies. We will connect our security information into our clients' databases. This process eliminates our need of having to build and network extensive databases and permits us to use client databases already in place that will link directly to our company database. It also allows our clients to update security as necessary, such as adding and eliminating clearances for restricted access.

     Looking forward, we will consider developing our own systems, writing our own proprietary software for the use of our database. Theoretically, this software should provide authentication and verification services to not only our client base, but to companies that we will charge a fee to be tied in over a secure line to access our system. Our system will provide pertinent personal information for personnel using our security system as well as individuals who may have a criminal record. Once developed, our system could be used by a bank to verify identification or be used by companies to search records of potential employees. Currently, we utilize Assure ID Software for these purposes.

     Using Assure ID Software, we have the ability to provide instant access to users within our network over the Internet. Our clients can delete, change or update their identification cards using our system and Assures software. The software suite includes packages for data retrieval, card issuance and image capture. In addition, there is a new biometrics option and guest registration software. This software will allow us and our clients to access real-time information anywhere, anytime, and to securely share information with users in remote locations, minimize hardware expenses, operate local or centralized card issuance programs as well as having a centralized database management system.

     We have entered into an agreement with Synercard for the distribution of their Assure ID Software. We expect this to be an additional revenue stream for
us. We intend to distribute the Assure ID software to clients wishing to put in place their own ID Card Bureau. We plan to ensure that these ID Card Bureaus will not interfere with the client companies' locations or plans for locations.
In addition to this software, we also plan to market Synercard's hardware for resale as well. Synercard itself will forward to us leads that are generated taken in its home office. In turn, we will give the leads for our specific sales areas. In addition, we will task their own sales force to increase sales. We believe the agreement between us and Synercard is a natural fit that will carry both of us to the forefront in ID Services.

The industry and the market opportunity

     With regards to the terrorist attacks in the United States on September 11,
2001, Congress is considering requiring all citizens and non-citizens to carry personal identity cards. The government is placing new restrictions on foreigners visiting or living in the United States. Out of these reactions to terrorism in the United States, a market in identity and security cards has developed and is likely to take hold.

     While personal identification cards have been required in many facets of business and government, usage has been small in comparison to what will be required for something as simple as traveling. Currently, there is no data that can accurately predict what we can expect as far new security measures that will be taken.  While domestic security is not an issue that can be addressed over night, it is an issue that will be greatly debated and will be watched closely by us and by the general population in the United States.

                                       20

Our services to the transportation industry

     First and foremost, we will provide some comfort to those that must use our security system using smart cards and readers at controlled access entry points.
The services that we offer will center around our smart card database technology. Our services will be available not just to the transportation industry, but are virtually unlimited with regard to business and government.
Our smart cards will primarily meet the needs of access security as well as tracking of employees within a company. In addition, our smart cards working in conjunction with readers at terminals in airports, may serve to track customers throughout their travel agenda as well as serve as identification for each passenger and serve also as a claim ticket to ensure luggage is adequately matched with each passenger. We plan to penetrate markets in the following industries:

o        airline  industry
o        bus transportation systems
o        rail systems
o        defense industry
o        medical research facilities
o        healthcare organizations
o        banking and credit industry, and
o        any business requiring access security, identification needs and employee tracking.

     We intend to use a mobile imaging device to setup at the client's location in order to photograph employees either for personal identification cards or smart cards with a digital image embedded on them. Our mobile imaging device will consist of a specialized printer for production, a laptop computer with the necessary software and a digital photographic device for capturing images if they are necessary for the card. In the event that we require the need to access security, we will then set up the card readers at the controlled access points and utilize our client's computer system or database to tie these systems together. Airlines would use our system, while we would supply the smart cards, the necessary equipment to produce a smart card, digital imaging systems to place the image on the card and the readers at each gate and baggage area. The personnel required to produce the smart card could be either an employee of the airline or one of our own employees.

     Our business model can be applied to other forms of mass transportation as well. As with any of our potential clients, card readers will be linked directly to the client's own computer systems or databases. We will charge for the security card, the photo readers and other fees we deem necessary to put in place the security needed, including ongoing service to the system and maintenance and upgrades as security needs change.

Our marketing and sales strategies

     We intend to hire a director of marketing after the termination of this offering. We will market our services and products through traditional, as well as non-traditional methods, such as newspapers, magazines, radio, and regional cable television advertising. We will continue to look at non-traditional methods of advertising over the internet as well as other ad mediums. Visual recognition will further help us market successfully. Our smart cards will exhibit our logo as well as indicate our website address.

     Our strategy is to grow by becoming a force in the imaging industry as it relates to security and smart cards in business, government and education. Our efforts will require a sales, technical and support staff. Our sales staff will focus in the beginning on corporate America for our initial market rollout. We feel that there is boundless potential for use of our security smart cards, that will be realized as time moves forward. We intend to make every effort to stay abreast of technological changes as well looking ahead at different uses for digital imaging and technology combined to enhance security.

Our expansion plans

     We intend to pursue the marketing of our products and services to the transportation industries in the United States and abroad. We also intend to market our services to the corporate world where business security has become an issue, such as protection against industrial espionage and the medical industries where security is paramount. We plan on establishing a market presence in servicing companies that already have personal identification systems in place or small to medium size companies that wish to incorporate a smart card security system. We hope that as a result of recent events, the
Federal government will impose sweeping requirements on all areas of industry as security in business becomes a major concern. New government requirements for security will provide a greater opportunity for us to market our services and should be seen as something positive and will drive our expansion plans. We envision the likelihood of legislation requiring our services and products as unavoidable.

                                       21

Competition

     Competition for us exists among manufacturers of the smart cards and readers themselves. Competition for us also exists in database technology as it relates to security purposes. Visionics Corp. offers database servers and digital equipment that is equipped to notify the appropriate authorities in the event an unauthorized person or suspected criminal uses one of the machines that is linked to the company's database system. We also compete with several publicly traded companies such as Visionics Corp. and Identix. We also compete with private companies like Identicard, Envoy Data Corporation and
Synthesysusa.com, among other entities.

     Manufacturers of smart cards, such as SchlumbergerSema, Scientific America,
Inc. and Gemplus, also sell their smart cards, printing equipment, software and supporting technologies through vendors. In turn, these vendors sell to companies with large enough employee numbers to issue their own personal identification cards in-house. We anticipate having opportunities to service these large corporations and importantly the small to medium size companies that will not spend the necessary funds to put in place their own personal identification card systems. The outsourcing of this service should experience growth. Given the current state of the competition, we believe there is a unique opportunity for us to position ourselves appropriately in the budding marketplace.

Our employees

     We have two employees that work on a full time basis and no part-time employees. Our chief executive officer, Roger D. Finchum, Sr. serves in that capacity and his son, Roger D. Finchum, Jr. serves as our executive vice-president on a full-time basis. Upon completion of this offering, we expect to hire additional personnel, primarily in administrative and technology positions that we need to immediately fill in order to properly service our clients. The company also has Richard Weachter, Vincent A. Panaia and William
P. Jones as director-nominees.

Our facilities

     Currently, the company leases 1,743 square feet of office space in
Rivergate Executive Park, 907 Rivergate Parkway, Suite A-5, Goodlettsville,
Tennessee 37072.

     The initial term of this lease is from April 2002 to March 2003, with rights to extend the lease for additional 12 month periods. For the initial term, the base rental rate is $11.02 per square foot resulting in a monthly rental payment of $1,600 per month or $19,200 per year. This rented facility is adequate for our purposes for the foreseeable future.

      In addition to our main office facility, we entered into an agreement on
July 22, 2002 to license the use of office facilities at One Broadway, Suite 600,
Cambridge, Massachusetts 01242 as a sales office near Boston, Massachusetts. Our agreement is for a term of six months beginning August 1, 2002 and includes a variety of business services for a monthly rate of $850.00 per month.

Legal proceedings

     We are not involved in any pending, or to our knowledge threatened, legal proceedings.

Governmental regulations

     At this time we are not aware of any government regulations regarding our products or services which would effect our day to day operations.

Where you can find additional information about us

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

                                       22

         The registration statement, including all amendments, exhibits and schedules, may be inspected without charge at the offices of the Securities and
Exchange Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, D.C.
20549.. Copies of this material may be obtained at prescribed rates from the
Public Reference Section of the Commission at 450 Fifth Street NW, Washington,
DC. 20549. The public may obtain information on the operations of the Public
Reference Room by calling the Commission at 1-800-SEC-0330. The Securities and
Exchange Commission also maintains a Web site (http://www.sec.gov) through which the registration statement and other information can be retrieved. We have filed a listing application for our common stock with the Nasdaq SmallCap Stock
Market.

         Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act and intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                                       23

                                   Management

Directors and officers

    Our executive officers, directors, director-nominees and key employees and their ages as of August 1, 2002 are as follows.

NAME                              AGE                   POSITION
---------------                  -----    -------------------------------------

Roger D. Finchum, Sr              51      Chairman of the Board, Chief Executive
                                          Officer, Treasurer and Director

Roger D. Finchum, Jr              33      Vice-president, Secretary and Director

Richard W. Weachter               60      Director-nominee

Vincent A. Panaia                 66      Director-nominee

William P. Jones                  56      Director-nominee

    Roger D. Finchum, Sr., is our founder and has served as our chief executive officer, president and chairman of our board of directors since our formation in
May 1999. Between July 1997 to May 1999, Mr. Finchum served as the chief executive officer and a director of Colorsmart, Inc., a privately-held company involved in several acquisitions in the digital imaging industry. In December
1999, Colorsmart, Inc. filed an SB-2 registration statement with the Securities and Exchange Commission seeking to register shares of its common stock for a
$24.0 million underwritten initial public offering, which was subsequently withdrawn from registration in December 2000.

     From June 1996 to July 1997, Mr. Finchum  was president of Express Signs and Graphics, Inc., a small digital printing company located in Madison,
Tennessee, and also served as a director of Media Arts & Graphics Pty, Ltd., of
Cape Town, South Africa. Between September 1994 and June 1995, Mr. Finchum
served as vice president of The Poster Factory, Inc. and Digital Arts &
Graphics, Inc., both of Hendersonville, Tennessee. Mr. Finchum has served in several corporate positions over the years in sales, marketing and advertising for various printing and graphic arts companies. For several years prior to that, Mr. Finchum was involved in various management capacities with Naturstein
AG, a mineral extraction concern headquartered in Frankfurt Germany and South
Africa with hard rock mining extractions in South Africa and neighboring countries.

    Roger D. Finchum, Jr., has been our vice-president and a director since we were formed in May 1999. Between July 1997 to May 1999, Mr. Finchum served as the vice-president and a director of Colorsmart, Inc., a privately-held company involved in several acquisitions in the digital imaging industry. Mr. Finchum has worked as a digital print specialist for various companies in the Nashville,
Tennessee area during the five years prior to joining us. From January 1992 to
June 1994, Mr. Finchum was a print specialist with ColorQuick, Inc. From
February 1994 to September 1995, Mr. Finchum was a print specialist with Fast
Signs, Inc., and from October 1995 to January 1996, Mr. Finchum was a print specialist with Signs Now, Inc. Mr. Finchum served in the Marine Corps from 1987 to 1991. During which time he served as a special operations team leader. He is also a Gulf War Veteran. Since 1991, Mr. Finchum has been a part-time student at Belmont University in Nashville, Tennessee.

     Richard W. Weachter, will become our chief financial officer and one of our directors upon completion of the public offering. Currently and since April 1997
Mr. Weachter serves as a consultant to Northstar Environmental Group, Inc. and to Nationwide Studios, Inc. From March 1997 to December 1999, Mr. Weachter served as the chief financial officer and a director of Northstar Environmental Group,
Inc., a company that focuses on environmental cleanup services. From January 1995 to March 1997, Mr. Weachter was the president of Nationwide  Studios, Inc., a company that provides photography services in schools.Mr. Weachter received his bachelor of science in business administration from Youngstown University in 1963 and attended graduate school in business administration at the University of
Detroit in Detroit, Michigan.

                                       24

     Vincent A. Panaia, will become a director upon completion of the public offering. Mr. Panaia has served mainly as an international business consultant to start-up companies for the past 22 years. Most recently, Mr. Panaia served as a business consultant for Dimension Resources Limited, whose main business is the quarrying and processing of granites and marbles located in South Africa.
Mr. Panaia's early business experiences have been in key management positions in the U.S Air Force, at McDonnell Douglass Corporation and as the director at
Pacific Coast College, a private nursing school. Mr. Panaia received a bachelor of science degree in general engineering from the U.S. Naval Academy, a masters degree in industrial engineering and management from Stanford University and a juris doctor degree from Western States University College of Law. He currently serves as a director of two other companies, Dimension Resources Limited, a public company listed on the AIM stock market in the United Kingdom, and Green Grid Corporation, a privately-held company.

    William P. Jones, will become a director upon completion of the public offering. Mr. Jones has been engaged in the private practice of law in
Hendersonville, Tennessee since 1974. Mr. Jones received a bachelor of arts degree from The Citadel in Charleston, South Carolina, in 1968 and attended
Tulane University School of Law in New Orleans, Louisiana, from 1971 through
1974 and received a doctor of jurisprudence degree in 1974. Since 1983,
Mr. Jones has owned and operated several Bonanza Restaurants in the states of
Kentucky, Georgia and Tennessee and two mortgage companies dealing in commercial and residential lending.

Directors' compensation

     Our chief executive officer and our vice president were granted shares of our common stock in conjunction with certain activities associated with our formation and operations. These individuals did not receive such compensation for their activities as our directors, rather they received shares as employee compensation.

     Our non-employee directors will receive reimbursement for their out-of-pocket expenses for attendance at each meeting of the board of directors or any committee of the board of directors. We anticipate that our directors will meet at least twice each year. No directors' fees are paid to our non-employee directors.

Board composition

     Our board of directors consists of at least two members who each serve as directors for one-year terms. Terms for each of our directors expire at the annual meeting next ensuing. The two members of our current board of directors are related as father and son.

     Each director holds office until their successor is duly elected and qualified. Vacancies in the office of any director may be filled by a majority vote of the directors then in office. Both of our outside directors will serve as members of both committees.

     Our president and chief executive officer is appointed by our board of directors, and all of our other executive officers are appointed by the president and chief executive officer.

Committees of the board

     Upon completion of this offering, the board of directors will establish an audit and compensation committee. The committee will:

       o  recommend to the entire board of directors the independent public accountants to be engaged by us,

       o  review the plan and scope of our annual audit,

       o  review our internal controls and financial management policies with our independent public accountants;

                                       25

       o  review all related party transactions;

       o  will determine the compensation and benefits to be paid to our officers and directors;

       o  will recommend the adoption of a stock option plan;

       o  will approve the grant of options under any stock option plan that we may adopt; and

       o  will establish and review general policies relating to compensation and benefits of our employees.

Executive compensation

     The following table sets forth the total compensation paid to our chief executive officer, Roger D. Finchum, Sr., during the fiscal year ended October
31, 2001, the end of our most current fiscal year.

                                            Summary compensation table

                                         Annual
                                       Compensation     Other compensation
                                       ------------     -------------------
                             Salary($)   Bonus($)     Other annual   All other
                              2001        2001        compensation  compensation
                              ----        ----        ------------  ------------
Name and position
-----------------
Roger D. Finchum, Sr.,
chief executive officer        -0-        -0-           $  100,000       -0-

     Other annual compensation to Mr. Finchum, Sr. is the value of contributed services provided by our chief executive officer as non-cash compensation during our most recent fiscal year.

                                             Option grants during the
                                        fiscal year ended October 31, 2001*

                       Number of                      Percent of total options
                      Securities       Granted to   ---------------------------
                   Underlying options  employees in   Exercise       Expiration
                        Granted        fiscal year   Price ($/sh)      Date
                        -------        -----------   ------------      -------
                          2001             2001
                          ----             ----
Name and position
-----------------
Roger D. Finchum, Sr.
 chief executive
 officer                  -0-              -0-

* Through the date of this prospectus, we have not issued any options to purchase our securities.

Management affiliations

         Prior to our formation in May 1999, Roger D. Finchum, Sr. and Roger D.
Finchum, Jr. were both integrally involved in the formation of a separate privately-owned digital imaging company, ColorSmart, Inc., a Nevada corporation formed on July 18, 1997. Messrs. Finchum served as officers and directors of
ColorSmart, Inc., which undertook an underwritten initial public offering of its common stock from December 1999 to December 2000, at which time a decision was made to withdraw the public offering primarily due to market conditions.

         In November 2000, ColorSmart, Inc. formally changed its name to Optical
Graphix, Inc. and thereafter initiated a second offering of its common stock exempt from registration under Regulation A promulgated under the Securities Act of 1933, as amended. Optical Graphix, Inc. also subsequently withdrew its
Regulation A offering circular due to market conditions. Except for the fact that we were founded by and controlled by common officers and directors, there is no other business or inter-relationship between us and Optical Graphix, Inc.
or its predecessor, ColorSmart, Inc.

Employment agreements with management

     We entered into employment agreements on February 2, 2002 with our chief executive officer, Roger D. Finchum, Sr. and our executive vice-president, Roger
D. Finchum, Jr. Each of these employment agreements are in effect for an initial two-year term and are automatically renewed for an additional year unless terminated upon 90 days of advance notice.

                                       26

     Our chief executive officer is to receive a base salary of $150,000 during the first year of the agreement and $175,000 during the second year of the agreement, conditioned upon this offering being fully subscribed for 1,000,000 shares of our common stock or conditioned upon our receipt of investment capital from other sources outside of this offering, in an amount substantially the same as the net proceeds from this public offering. Mr. Finchum's employment agreement allows our board of directors to compensate him further by granting him cash and stock bonuses within the board's discretion as well as stock option grants authorized by the board of directors and made pursuant to employee stock option plans that may, from time to time, be in effect.

     We have a right to terminate Mr. Finchum's employment at any time for cause. We have defined termination for cause to include:

        o   continued failure to substantially perform his primary duties as chief executive officer in a reasonably professional manner other than due to temporary or total disability or death;
        o   the unauthorized dissemination of trade secrets or other proprietary property;
        o   the commission of a felony or a crime involving dishonesty or moral turpitude;
        o   the commission of any act or acts of dishonesty which are intended to result in gain or personal enrichment to the employee, when such acts are intended to cause damages to us;
        o   the continued use of alcohol having an adverse effect on the performance of duties;
        o   the misappropriation or embezzlement of our assets; or
        o   the knowing furnishing of material false reports or information to our directors or officers, or making serious disparaging remarks about us publicly or to our suppliers or customers.

     Our agreement with our chief executive officer also prohibits Mr. Finchum from competing with us, soliciting our customers or soliciting our employees, during the term of his employment and for a one-year period after his employment ends.

    Our executive vice-president, Roger D. Finchum, Jr., is to receive a base salary of $75,000 during the first year of the agreement and $85,000 during the second year of the agreement, conditioned upon this offering being fully subscribed for 1,000,000 shares of our common stock or conditioned upon our receipt of investment capital from other sources outside of this offering, in an amount substantially the same as the net proceeds from this public offering. Mr.
Finchum's employment agreement also allows our board of directors to compensate him further by granting him cash and stock bonuses within the board's discretion, as well as stock option grants authorized by the board of directors and made pursuant to employee stock option plans that may, from time to time, be in effect.

     We have a right to terminate Mr. Finchum's employment at any time for cause, defined in the same manner as termination for cause of our chief executive officer. Our agreement with our executive vice-president also prohibits him from competing with us, soliciting our customers or soliciting our employees, during the term of his employment and for a one-year period after his employment ends.

Limitation of liability and indemnification of directors and officers

     Our articles of incorporation and our by-laws contain provisions that eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Nevada General Corporation Law, except for liability for:

                                       27

       o  any breach of their duty of loyalty to us or our stockholders;

       o  acts or omissions not in good faith or which involve intentional misconduct;

       o  misconduct or a knowing violation of law;

       o  unlawful payments of dividends or unlawful stock repurchases or redemptions;

       o  any act or omission occurring prior to our incorporation; and

       o  any transaction from which the director derived an improper personal benefit.

         Our articles of incorporation and by-laws also contain provisions that require us to indemnify our directors and permits us to indemnify our incorporators, directors and officers to the fullest extent permitted by Nevada law, including circumstances where indemnification would be discretionary.
Insofar as indemnification for liabilities arising under the securities Act may be permitted to directors, officers, and persons controlling us in connection with the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

                                       28

                              Certain transactions

          On May 1, 2001, we issued an unsecured promissory note to our chief executive officer for our purchase of computer and office equipment, along with some office furniture. This promissory note is non-interest bearing and calls for a $250,000 payment by us to the chief executive officer on December 31, 2001 and a second payment of $20,000 by us on May 1, 2002. When we issued this note, interest of $17,930 was imputed at a rate of 10%. Unamortized interest at
October 31, 2000 and 2001 was $0 and $8,965, respectively at those dates.

          During our fiscal year ended October 31, 2000, we made advances totaling $72,757 to our chief executive officer, Roger D. Finchum, Sr., who is also a principal shareholder of our common stock. In May, 2001, Mr. Finchum sold equipment to us valued at $270,000 in exchange for the promissory note reference above. The amount of this advance, $72,757, was applied to the accrued amounts due under the May 1, 2001 promissory note. During our fiscal year that ended
October 31, 2001, payments made to Mr. Finchum against the principal and interest due under the note totaled $166,498. As of May 1, 2002, the balance of the principal and interest due to Mr. Finchum under this note was paid off.

                             Principal stockholders

     The following table sets forth information regarding the beneficial ownership of our common stock as of May 31, 2002 and as adjusted to reflect the sales of the shares of common stock offered hereby. The information in this table provides the beneficial ownership for:

       o  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

       o  each of our directors and executive officers; and

       o  our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the
Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable.

                                       29

     In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

     The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of our common stock issuable upon exercise of warrants held by that person, but not those held by any other persons, that are currently exercisable or exercisable within 60 days from the date of this prospectus.

                          NUMBER OF SHARES     PERCENT BENEFICIALLY OWNED
  NAMES AND ADDRESS         BENEFICIALLY           BEFORE      AFTER
 OF BENEFICIAL OWNER            OWNED           OFFERING(1)  OFFERING(1)
------------------------   -------------       ------------  -------------
Roger D. Finchum, Sr         5,850,000(3)          67.8%         60.8%

Roger D. Finchum, Jr           600,000              7.0%          6.2%

Vincent A. Panaia                -0-                -0-           -0-

Richard W. Weachter              -0-                -0-           -0-

William P. Jones                 -0-                -0-           -0-

All directors (nominees)
  and executive officers
  as a group (5 persons)     6,450,000             74.8%         67.0%
------------------------

(1) Based on an aggregate of 8,628,000 shares of common stock issued and outstanding as of May 31, 2002. The percentages after the offering are based on
9,628,000 shares of common stock outstanding after the offering.

(2) Unless otherwise noted, the address of these beneficial owners is 907
Rivergate Parkway, Suite A-5, Rivergate Executive Park, Goodlettesville,
Tennessee 37072.

(3) Includes 500,000 shares of common stock beneficially owned by Mr. Finchum's wife, Shirley Finchum, and their two other children.

                                       30

                            Description of securities

General

     Our authorized capital stock consists of (a) 40,000,000 shares of common stock, $.001 par value per share and (b) 1,000,000 shares of preferred stock,
$.001 par value per share, the rights and preferences of which may be established from time to time by our board of directors.

     As of May 31, 2002, there were 8,628,000 shares of our common stock issued, and no shares of our preferred stock were issued. At that date, we had approximately
125 shareholders of record.

     The description of our securities are summaries and do not contain all the information that may be important to you. For more complete information, you should read our certificate of incorporation and all amendments that are all filed as exhibits to the registration statement of which this prospectus forms a part.

Common stock

     Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and there are no cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available, subject to any preferential dividend rights of any outstanding shares of preferred stock. Upon the liquidation, dissolution or winding up of us, holders of our common stock are entitled to share in our assets remaining after the payment of all liabilities and liquidation preferences on any outstanding shares of preferred stock. Holders of our common stock have no:

       o  preemptive,

       o  subscription,

       o  redemption or

       o  conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

     The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

    Preferred stock

     Our board of directors has the authority, without stockholder approval, to issue up to an aggregate of 1,000,000 shares of preferred stock, in one or more series. The board may fix the rights, preferences, privileges and restrictions of the shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change of control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. We have no present plans to issue any shares of preferred stock.

Our convertible debentures

     We have offered and sold to various investors, $481,821 in principal amount of our 10% Series A Subordinated Convertible Debentures, due September 30, 2003.
We offered and sold these debentures during our fiscal year ended October 31,
2001 and up to the date we filed this registration statement, in order to obtain adequate financing to complete our market research and start-up expenses. Our
Series A debentures accrue simple interest at a rate of 10% per year, and the principal and interest is not due under the debentures until the maturity date on September 30, 2003.

                                       31

     Holders of the Series A debentures may, at their election anytime after
October 1, 2002, convert all or any part of the principal and interest due under the debenture that exceeds $10,000, into our common stock at a conversion price of $.50 per share of common stock. The common stock that will be received at time of conversion is our $.001 par value per share restricted common stock exempt from registration under Rule 506 of Regulation D promulgated under the
Securities Act of 1933. Our shares of common stock to be issued to holders of the debentures that convert, will receive shares subject to registration rights that require us to register the shares received at conversion under certain circumstances.

Registration rights

         We have agreed to register for resale shares of common stock received by holders of our debentures in connection with a public offering of our securities solely for cash after the termination of this public offering.  We are required to give each debenture holder written notice of our registration of securities.
Thereafter, and upon the written request of each holder of any debentures, we are required to register one-half or 50% of the shares underlying the debentures, for resale under the Securities Act of 1933 Act. Holders of our debentures initially had rights to include their conversion shares in this registration statement as a part of our public offering, but we asked all holders of our debentures to defer exercising their registration rights until after the termination of this public offering. These rights of registration are one time registration rights and include the following additional terms and conditions:

        o   If a registration statement is required to be filed by us, we are required to use our best efforts to cause the registration statement to become effective and, to keep the registration statement effective for up to 120 days after effectiveness;

        o   We will furnish to the debenture holders copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act of 1933, and any other documents as they may reasonably request in order to offer their shares for resale;

        o   We are required to use our best efforts to register and qualify the shares covered by the registration statement under other securities or blue sky laws of the states that are reasonably requested by the debenture holders, provided that we are not required as a condition to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

        o   All registration expenses incurred in connection with any
            registration, filing, qualification or compliance pursuant to our obligations to register these shares are to be paid by us. All selling expenses relating the shares to be registered on behalf of the debenture holders are to be paid by the debenture holders pro-
            rata on the basis of the number of shares registered. Selling expenses include all underwriting discounts, selling commissions and stock transfer taxes applicable to the shares registered by the debenture holders, as well as all fees and disbursements of counsel for any debenture holder.

Transfer agent and registrar

     We intend to make application to appoint Florida Atlantic Stock Transfer,
7130 Nob Hill Road, Tamarac, Florida, 33321 as our transfer agent, warrant agent, and registrar. The telephone and facsimile numbers for our proposed stock transfer agent are 954-726-4954 and 954-726-6305, respectively.

                         Shares eligible for future sale

     Prior to this offering, there has been no public market for any of our securities and there can be no assurance that a significant public market for any of our securities will be developed or sustained after this offering. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of those sales occurring could adversely affect the prevailing market price for our securities and our ability to raise equity capital in the future.

                                       32

     Upon completion of this offering, there will be 9,628,000 shares of our common stock issued, assuming we successfully sell all shares of common stock offered by this prospectus prior to the conversion of our convertible debentures described above. There will be 1,000,000 shares of common stock offered by this prospectus that will be freely tradable without restriction under the Securities
Act, unless purchased by an affiliate of ours, as that term is defined under the rules and regulations of the Securities Act, which will be subject to the resale limitations of Rule 144 under the Securities Act. At the date of this prospectus, we have approximately 125 shareholders of record.

     The remaining 8,628,000 shares of our common stock are considered
"restricted securities" as defined in Rule 144. These shares were issued in private transactions and have not been registered under the Securities Act and may not be sold unless registered under the Securities Act or sold under an exemption from registration, such as the exemption provided by Rule 144.

     In general, under Rule 144, beginning 90 days after the completion of this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

       o  one percent, or approximately 96,280 shares following this offering, of the number of shares of our common stock then outstanding; or

       o  the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell those shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We and all of our existing stockholders, our executive officers and directors, have agreed that, for a period of 12 months from the completion of this offering, we and they will not, without the prior written consent of the representative of the underwriters:

       o  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

                                       33

                                  Underwriting

     Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the
Commission of which this prospectus is a part, the underwriters named below, have agreed through Capstone Partners, L.C. as the representative of the underwriters, to place as our agents, on a best efforts basis, the aggregate number of shares set forth opposite their respective names.

UNDERWRITERS                                                NUMBER OF SHARES
------------                                                ---------------
Capstone Partners, L.C.
      Total                                                    1,000,000
                                                               =========

     The underwriting agreement provides that the obligations of the several underwriters under that agreement depend on various conditions, including;

       o  the absence of any material adverse change in our business;

       o  the absence of any event that has materially disrupted or in the representative's opinion will in the immediate future materially adversely disrupt the financial markets;

       o  the absence of our default under any of our agreements or contracts;

       o  the continued truth of the statements made in this prospectus;

       o  the absence of any event that in the representative's opinion that would make it inadvisable to proceed with this offering, and

       o  the receipt of certificates, opinions and letters from us, our counsel and our independent public accountants.

     This section contains the material conditions upon which the underwriting agreement depends, although we direct you to the underwriting agreement, the form of which is filed in an exhibit to the registration statement, of which this prospectus forms a part for a complete list of the conditions of the underwriters' obligations.

     The underwriters are committed only to use their best efforts to place the shares for sale to the public. In the event of a default by any of the underwriters, the best efforts undertaking of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The representative of the underwriters, who is acting as the managing placement agent for the offer and sale of the shares, has been in business as a broker-dealer since October 1995, primarily acting as an investment banking broker dealer and on occasion, acting as placement agent on the best efforts placement of equity securities in private placement transactions.

     The underwriters will offer the shares to the public, on a best efforts basis, at the public offering price set forth on the cover page of this prospectus. There is no minimum number of shares that must be sold as a condition of the offering, although any purchaser of the shares must subscribe to at least 2,500 shares as a condition of acceptance of a subscription. This means that each subscriber must purchase no less than $12,500 in aggregate dollar amount of our shares of common stock. The underwriters may offer the shares for sale to the public, commencing at the date of this prospectus and on a continuous basis for up to 90 days. The offering may be extended for an additional 60 days at the sole discretion of the underwriters. All funds received from subscribers of the shares will be deposited into an escrow account with Wachovia Bank, N.A., Atlanta, Georgia.

     To purchase shares in this offering, a prospective investor must complete and sign a subscription agreement in the form attached to this prospectus as
Exhibit A, and any other documents that we or the representative may require and deliver the documents, together with payment in an amount equal to the full purchase price of the shares being purchased, to the representative. Checks for the purchase price should be made payable to "Snapshot, Inc. Escrow Account."
Each subscription payment must be transmitted to the bank escrow agent by 12:00 noon on the business day next following its receipt by an underwriter.

                                       34

     We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction, pursuant to the terms of the escrow agreement. No subscription may be withdrawn, revoked or terminated by the purchaser after acceptance of the subscription. We also reserve the right to refuse to sell any shares to any person at any time.

     The underwriters will receive a discount or sales commission of ten percent on all sales of shares placed in the offering. The underwriters may allow some dealers concessions of not more than $.34 per share. The public offering price, concessions, and re-allowances may be changed after the completion of this offering.

     We have agreed to indemnify the underwriters and their controlling persons against some liabilities, as more fully set forth in the underwriting agreement, including liabilities under the Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make.

     In addition to the discount of ten percent to the underwriters, we have agreed to pay to the representative, a non-accountable expense allowance equal to three percent of the gross proceeds of this offering. All expenses of the offering, such as fees of registration, filing fees, printing, blue sky fees, transfer agent and registrar fees, and fees payable to our auditors, have been estimated in the amount of approximately $100,000. We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states that the representative may designate, including fees and expenses of counsel retained for these purposes by the representative, and the costs and expenses in connection with qualifying the offering with the National
Association of Securities Dealers, Inc.

     We, and all of our existing stockholders, our executive officers and directors, have agreed that, for a period of 12 months from the completion of this offering, we and they will not, without the prior written consent of the representative of the underwriters:

       o  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

     Prior to this offering, there has been no public market for any of our securities. The initial public offering price of the shares offered by this prospectus will be determined by negotiations between the representative and us.
Among the factors considered in determining the price include:

       o  prevailing market conditions,

       o  the history of and the prospects for the industry in which we compete,

       o  an assessment of our management,

       o  our prospects, and

       o  our capital structure.

     The offering price does not necessarily bear any relationship to our assets, results of operations or net worth. There can be no assurance that an active trading market will develop for any of the securities offered by this prospectus, or that such securities will trade in the public market at or above the initial public offering price.

                                       35

Stabilization

     Until the distribution of the shares offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase shares. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the shares. The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the
Securities Exchange Act of 1934.

        o   Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

        o   Syndicate covering transactions involve purchases of the common stock and warrants in the open market after the distribution has been completed in order to cover syndicate short positions;

        o   Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

     Short sales involve the sale by the underwriters of a greater number of shares or warrants than they have in their own account. In determining the source of shares or warrants to close out the short position, the underwriter will consider, among other things, the price of shares or warrants available for purchase in the open market as compared with the price at which they may purchase shares through the offering. Naked short sales are sales in excess of the underwriter's ability to cover the short position. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares or warrants in the open market after pricing that could adversely affect investors who purchase in this offering. Naked short positions taken by our underwriters in this offering may be covered by either acquiring our common stock and warrants in the open market, or by purchasing shares from us or the selling shareholder at the public offering price.

     In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the over-the-counter electronic bulletin board. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or the warrants. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

                                       36

                                  Legal matters

     The validity of the shares, the shares of common stock and the redeemable common stock purchase warrants being offered by this prospectus will be passed upon for us by Gregory Bartko, Esq., of the Law Offices of Gregory Bartko, P.C.,
Atlanta, Georgia, our legal counsel.

                                     Experts

     Our financial statements for the years ended October 31, 2000 and 2001 and for the period May 17, 1999 (inception) to October 31, 2001 included in this prospectus have been so included in reliance on the report of PKF, Certified
Public Accountants, A Professional Corporation, San Diego, California,
independent auditors, given on the authority of such firm as experts in auditing and accounting.

                                       37

                                   EXHIBIT "A"

                                SUBSCRIPTION AND
                               PURCHASE AGREEMENT

     [To purchase any of the shares of common stock, you must be a resident of a state where the sale of shares is permitted under the state's securities laws.]

To:  Snapshot, Inc.
     907 Rivergate Parkway, Suite A-5
     Rivergate Executive Park
     Goodlettsville, Tennessee
     Nashville, Tennessee  37072
     Phone:  (615)851-7001
     Fax:  (615) 851-9741

     Enclosed is payment for _____ shares (minimum 1,000 shares),at $5.00 per share, totaling $________.

     Make check payable to "Snapshot, Inc. Escrow Account."

Signature(s)______________________________________    Date___________________

            Register the shares in the following name(s) and amount(s):

Name(s)_________________________________________    Number of shares  _________

As (check one): Individual _______     Joint Tenants _____ Trust ____ IRA ____
                Tenants in Common ____ Corporation _______ Keogh ___ Other_____

For the person(s) who will be registered owner(s):

Mailing Address:____________________________________________________________

City, State & Zip Code: ____________________________________________________

Business Phone: (_____)___________________   Home Phone: (_____)____________

Social Security or Taxpayer ID Number: _____________________________________

(Please attach any special mailing instructions other than shown above)

        NO COMMON STOCK PURCHASE AGREEMENT IS EFFECTIVE UNTIL ACCEPTANCE.

     (You will be mailed a signed copy of this Agreement to retain for your records.)

Subscription accepted by Snapshot, Inc.

-------------------------------                             --------------
Roger D. Finchum, Sr., President                                   Date
and Chief Executive Officer

                              VIRGINIA SUBSCRIBERS

     Virginia subscribers must meet the following suitability requirement:

     I certify that I am (initial blank)________ a person who (a) has an annual income of $60,000 and a net worth of at least $60,000 or (b) has a net worth of at least $225,000 (in each case excluding home, home furnishings, and personal automobiles) and that I am not investing more than 10% of my readily marketable assets in this offering.

                             CALIFORNIA SUBSCRIBERS

     California subscribers must meet the following suitability requirement:

     I certify that I am (initial blank)_________(1) be an "accredited investor"
within the meaning of Regulation D under the Securities Act of 1933; or (2) a person who (a) has an income of $65,000 and a net worth of $250,000 or (b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles; or (3) a bank, savings and loan association, trust company registered under the Investment Company Act of 1940, pension or profit-sharing trust, corporation, or other entity which together with the corporation's or other entity's affiliates, have net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants of not less than
$14,000,000 and subsidiaries of the foregoing; or (4) a person (other than a person formed for the sole purpose of purchasing the shares offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the shares.

                                       38

                                 SNAPSHOT, INC.
                          (A Development Stage Company)

                                -----------------

INDEPENDENT AUDITORS' REPORT.................................................F-1

FINANCIAL STATEMENTS

         Statements of Cash Flows......................................F-5 - F-6

         Notes to Financial Statements................................F-7 - F-12

HISTORICAL FINANCIAL DATA

         Balance Sheets.....................................................F-13

         Unaudited Statements of Operations.................................F-14

         Unaudited Statements of Cash Flows..........................F-15 - F-16

NOTE TO UNAUDITED HISTORICAL FINANCIAL STATEMENTS...........................F-17

                                       39

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Shareholders
Snapshot, Inc.
(A Development Stage Company)
Nashville, Tennessee

We have audited the accompanying balance sheets of Snapshot, Inc. (a development stage company) (the "Company") as of October 31, 2000 and 2001 and the related statements of operations, shareholders' equity and cash flows for the years ended October 31, 2000 and 2001 and for the period May 17, 1999 (Inception)
through October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Snapshot, Inc. as of October
31, 2000 and 2001, and the results of its operations and its cash flows for the years then ended and for the period May 17, 1999 (Inception) through October 31,
2001, in conformity with accounting principles generally accepted in the United
States of America.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses during the development stage, has no operating revenue and limited capital resources. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Diego, California                               PKF
April 15, 2002                                      Certified Public Accountants
                                                    A Professional Corporation

                                      F-1

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                            October 31, 2000 and 2001

                                     ASSETS
                                     ------

                                                            2000        2001
                                                         ----------   ----------
Current assets:
   Cash                                                   $  24,529    $ 21,367
   Shareholder advances                                      72,757          -
   Stock subscription receivable                             20,000          -
   Deferred financing costs                                      -       74,000
                                                         ----------   ----------

   Total current assets                                     117,286      95,367

Property and equipment, net                                  12,000     223,800
                                                         ----------   ----------

Total assets                                              $ 129,286    $319,167
                                                         ==========   ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                 ----------------------------------------------

Current liabilities:
   Accounts payable and accrued expenses                 $       -     $ 18,703
   Shareholder advances                                          -        7,500
   Note payable   (Note 3)                                       -       21,780
                                                         ----------   ----------

   Total current liabilities                                     -       47,983

Convertible debentures and accrued interest (Note 4)             -       81,000

Commitments and contingencies (Note 5)

Shareholders' equity:
   Preferred stock, $.001 par value, 1,000,000 shares
      authorized, no shares issued and outstanding               -           -
   Common stock, $.001 par value, 40,000,000
      shares authorized, 8,188,000 and 8,628,000
      issued, respectively                                    8,188       8,628
   Additional paid-in-capital                               297,651     639,511
   Deficit accumulated during the
      development stage                                    (176,553)   (457,955)
                                                         ----------    ---------

   Total shareholders' equity                               129,286    190,184
                                                         ----------    ---------

Total liabilities and shareholders'
   equity                                                 $  129,286    $319,167
                                                         ==========    =========

   The accompanying notes are an integral part of these financial statements.

                                      F-2

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
               for the Years Ended October 31, 2000 and 2001, and
          for Period May 17, 1999 (Inception) through October 31, 2001

                                                                                     May 17, 1999
                                                                                    (Inception)
                                                                                      through
                                                          2000         2001       October 31, 2001
                                                        ---------     --------    ---------------

Revenues                                                 $   -         $   -           $   -
                                                         --------      --------        --------

Expenses:
   Software setup costs                                  24,935        30,282          55,217
   General and administrative expenses                  146,918       129,153         276,071
   Rental expense                                         1,200         6,779           7,979
   Professional fees                                      3,500        28,023          31,523
   Depreciation and amortization                             -         70,200          70,200
                                                         --------      --------        --------

   Total expenses                                       176,553       264,437         440,990

Loss before other expense and
   income taxes                                        (176,553)     (264,437)       (440,990)

Other expense:
   Interest expense                                          -        (16,965)        (16,965)
                                                         --------      --------        --------

Loss before income taxes                               (176,553)     (281,402)       (457,955)
                                                         --------      --------        --------

Income tax provision                                         -             -               -
                                                         --------      --------        --------

Net loss                                              $(176,553)    $(281,402)      $(457,955)
                                                         ========      ========        ========

Basic and diluted net loss per share                  $   (0.02)    $   (0.03)      $   (0.07)
                                                         ========      ========        ========

Weighted average shares used for basic
       and diluted net loss per share                   7,696,140   8,405,170       6,584,940
                                                        =========      =========       =========

   The accompanying notes are an integral part of these financial statements.

                                      F-3

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                  STATEMENTS OF SHAREHOLDERS' EQUITY
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

                                                                                    Deficit
                                                                                  Accumulated
                                               Common Stock        Additional     During the
                                         ----------------------     Paid-In       Development
                                           Shares      Amount       Capital          Stage          Total
                                         ----------  ----------   ----------      -------------    -----------
Balance, May 17, 1999 (Inception)            -         $   -       $    -           $   -           $   -

Net loss for the period May 17, 1999
   through October 31, 1999                  -             -            -               -               -
                                         ----------  ----------   ----------      -------------    -----------

Balance, October 31, 1999                    -             -            -               -               -

Contributed services of president            -             -        75,000              -           75,000

Issuances of common stock
   for  services                        7,843,000       7,843           -               -            7,843

Issuances of common stock
   for cash                               345,000         345      222,651              -          222,996

Net loss for the year ended
   October 31, 2000                          -             -            -         (176,553)       (176,553)
                                         ----------  ----------   ----------      -------------    -----------

Balance, October 31, 2000               8,188,000       8,188      297,651        (176,553)        129,286

Contributed services of president            -             -       100,000              -          100,000

Issuances of common stock
   for cash                               495,000         495      188,305              -          188,800

Repurchase of common stock                (55,000)        (55)     (27,445)             -          (27,500)

Deferred financing costs (Note 4)           -              -         81,000             -           81,000

Net loss for the year ended
   October 31, 2001                         -              -            -          (281,402)      (281,402)
                                         ----------  ----------   ----------      -------------   -----------

Balance, October 31, 2001               8,628,000     $ 8,628     $639,511       $ (457,955)      $190,184
                                         ==========  ==========   ==========      =============   ===========

   The accompanying notes are an integral part of these financial statements.

                                      F-4

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

                                                                                                  May 17,1999
                                                                                                   (Inception)
                                                                                                      through
                                                              2000                  2001       October 31, 2001
                                                   -------------------   -------------------   ----------------
Cash Flows from Operating Activities:
     Net loss                                         $   (176,553)        $     (281,402)       $   (457,955)
     Non-cash operating activities included
        in deficit accumulated during the
        development stage:
            Depreciation and amortization                       -                  70,200              70,200
            Amortization of deferred financing costs            -                   7,000               7,000
            Contributions of services
               of president                                 75,000                100,000             175,000
            Changes in operating liabilities:
               (Decrease) increase in:
                  Accounts payable and
                    accrued  expenses                           -                  18,703              18,703
                                                   ------------------    -----------------     -------------------

     Net cash flows used in
        operating activities                              (101,553)               (85,449)           (187,052)
                                                   ------------------    -----------------     -------------------

Cash flows from investing activities:
     Purchase of equipment                                  (4,000)               (12,000)            (16,000)
                                                   ------------------    -----------------     -------------------

     Net cash flows used in
        investing activities                                (4,000)               (12,000)            (16,000)
                                                   ------------------    -----------------     -------------------

Cash flows from financing activities:
     Net proceeds from the issuance of stock               222,839                188,800             411,639
     Stock subscription receivable                         (20,000)                20,000                  -
     Net proceeds from the issue of
        convertible debentures                                  -                  81,000              81,000
     Advance (to)/from shareholder                         (72,757)                80,257               7,500
     Repurchase of Company stock                                -                 (27,500)            (27,500)
     Pay down on note payable                                   -                (248,220)           (248,220)
                                                   ------------------    -----------------     -------------------

     Net cash flows provided by
        financing activities                               130,082                 94,337             224,419
                                                   ------------------    -----------------     -------------------

Net increase (decrease) in cash                             24,529                 (3,162)             21,367

Cash at beginning of period                                     -                  24,529                  -
                                                   ------------------    -----------------     -------------------

Cash at end of period                                 $    24,529            $     21,367         $   21,367
                                                   ==================    =================     ===================

   The accompanying notes are an integral part of these financial statements.

                                      F-5

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                      STATEMENTS OF CASH FLOWS (Continued)
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
                                                                                                  May 17, 1999
                                                                                                   (Inception)
                                                                                                     through
                                                          2000                  2001             October 31, 2001
                                                    ---------------      -----------------     -------------------
Cash paid during the period for:

     Interest                                         $       -             $    8,965             $    8,965
                                                   ==================    =================     ===================

     Income taxes                                     $       -             $       -              $        -
                                                   ==================    =================     ===================

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Purchase of property and equipment
   in exchange for a note payable                     $       -             $  270,000             $   270,000
                                                   ==================    =================     ===================

Purchase of domain name for stock issued              $    8,000            $       -              $     8,000
                                                   ==================    =================     ===================

Shares issued for services                            $    7,843            $       -              $     7,843
                                                   ==================    =================     ===================

                                                      $       -             $    81,000            $    81,000
Deferred financing costs (Note 4)                 ==================     ================     ===================

   The accompanying notes are an integral part of these financial statements.

                                      F-6

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------------

Organization and Business

The Company was initially incorporated on May 17, 1999 as Globig.com, Inc., a
Nevada corporation based in Nashville, Tennessee and subsequently changed its name on August 3, 2000 to Snapshot, Inc. ("Snapshot" or the "Company"). The
Company had no activity while doing business as Globig.com. Snapshot is in the business of utilizing its digital imaging technology to set up systems whereby digital identification cards are used to track individuals and access secured areas. These cards will have the capability to combine identification and authentication both physically and digitally. Potential clients will utilize the
Company's software to design security cards on their systems and forward this information to a Snapshot location where the cards will be processed and produced. In addition, the company will launch new locations in other cities to function as a hub for security card sales as well as well as production.

Cash

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and certificates of deposit and money market funds purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains its cash accounts at financial institutions located in
Tennessee. Accounts at the financial institutions located in Tennessee are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The
Company has not experienced any losses in such accounts and management believes it places its cash on deposit with financial institutions which are financially stable.

Financial Instruments

The carrying amounts reported in the balance sheets for cash, advances to/from shareholder, accounts payable and accrued expenses and note payable approximate fair value due to the immediate short-term maturity of these financial instruments.

Property and Equipment

Property and equipment was initially recorded at cost. On October 31, 2001, the
Company recorded an impairment to its property and equipment. The adjustment to its net realizable value approximated the fair value (see Note 2). Depreciation is calculated on the straight-line basis over the estimated useful lives of four years and has been adjusted for the impairment of the assets.

Revenue Recognition

The Company currently has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

                                      F-7

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------

Intangible Assets

The Company purchased a domain name which is recorded at cost, and is being amortized on a straight-line basis over five years. For the years ended October
31, 2000 and 2001, and for the period May 17, 1999 (Inception) through October
31, 2001, the Company had amortization expense of $0, $2,400 and $2,400, respectively.

Long-Lived Assets

The Financial Accounting Standards Board (FASB) issued Statement of Financial
Accounting Standards SFAS No. 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of the impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No.
121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121, effective May 17, 1999.  On May
1, 2001, the President sold $270,000 of property and equipment in exchange for a note for the same amount. The property and equipment was recorded at the estimated fair market value and accordingly, management of the Company does not believe that there is any impairment of value in the Company's long-lived assets
(see Note 2).

Income Taxes

The Company accounts for income taxes using the asset and liability method.
Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Net Loss Per Share

Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the reported periods.

Management's Plans for Future Operations and Financing

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. At present, the Company's working capital plus limited capital resources will not be sufficient to meet the
Company's objectives as structured. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company estimates it will need additional capital to achieve its operations as planned. The Company plans to seek up to approximately $4,300,000 in equity financing via a Form SB-2 offering pursuant to the Securities Act of 1933 in addition to the funds raised through the issuance of the convertible debentures described in Note 4.

                                      F-8

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
---------------------------------------------------------

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - PROPERTY AND EQUIPMENT
--------------------------------

As of October 31, 2001, the Company's property and equipment was held at a storage facility and was not in use. Property and equipment consists of the following at October 31:

                                                               2000         2001
                                                            ---------     ---------

                  Computer and office equipment            $     -       $ 266,000
                  Office furniture                               -          16,000
                  Domain name                                 12,000        12,000
                                                            ---------     ---------
                                                              12,000       294,000

                  Less: accumulated depreciation                 -        (70,200)
                                                            ---------     ---------

                                                           $  12,000      $223,800
                                                            =========     =========

NOTE 3 - NOTE PAYABLE
---------------------

      Note payable as of October 31, 2000 and 2001 consisted of the following:

                                                                            2000         2001
                                                                          ---------     ---------
      Unsecured note payable to the President for the purchase
      of computer equipment, office equipment, and office furniture.
      The note is non interest bearing and calls for a payment of
      $250,000 due December 1, 2001 and a payment of $20,000
      due on May 1, 2002, however a payment of $239,255 was made during the year ended October 31, 2001.  Upon issuance of this note, $17,930 of interest was imputed on this note at 10% per annum. Unamortized interest at October 31, 2000 and 2001
      is $0 and $8,965, respectively (See Note 6)                        $     -        $ 21,780
                                                                         ==========    ==========

NOTE 4 - CONVERTIBLE DEBENTURES AND DEFERRED FINANCING COSTS
------------------------------------------------------------

During October 2001, the Company began offering cumulative convertible preferred debentures ("Debentures"). The Company plans to offer a maximum of $1,000,000 in convertible debentures consisting of Series A through D. The Debentures accrue interest at the rate of 10% per annum with all principal and accrued interest due September 30, 2003. The accrued interest on the Debentures is to be paid via the issuance of common stock of the Company at a conversion price of $.50 per share of common stock. The holder of the Debenture may, at any time on or after
October 1, 2002 at his/her option, convert all or any amount over $10,000 of the principal amount plus accrued interest into shares of the Company's common stock at a conversion price of $.50 per share of common stock. The principal balance due for Debentures at October 31, 2001 is $80,000 and approximately $1,000 of accrued interest. Based on an estimated initial offering ("IPO") price of $5.00 per common share and a $.50 price per share conversion feature of the convertible debentures and accrued interest, the Company will take a charge to earnings of $81,000 for the amounts associated with the beneficial conversion
(see Notes 5 and 9). The Company is amortizing these charges through September
30, 2002 and as of October 31, 2001, has incurred $7,000 of interest expense associated with the amortization of these charges.

                                      F-9

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

NOTE 5 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

Operating Leases

From September 2000 through March 2001 the Company leased office facilities under a non-cancelable operating lease agreement. Subsequent to March 2001 the
Company closed its office facility pending the finalization of its business plan and the completion of raising of equity financing described in Note 1, and rented storage space for the Company's equipment on a month-to-month basis.

Rental expense for office and storage facilities for the years ended October 31,
2000 and 2001, and for the period May 17, 1999 (Inception) through October 31,
2001, totaled approximately $1,200, $6,800 and $8,000, respectively.

Convertible Debentures

The Company has issued convertible debentures as discussed in Note 4 which, along with any accrued interest, are convertible into Snapshot, Inc.'s common stock at $.50 per share. The beneficial conversion features associated with these debentures is a benefit associated with the possible issuance of Snapshot,
Inc.'s common shares at a price below the IPO price and is calculated based on the intrinsic value of the beneficial conversion feature embedded in the convertible debenture issued (see Notes 4 and 9).

NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

Advances to/from Shareholder

During the year ended October 31, 2000, the Company made advances totaling
$72,757 to the President who is also a majority shareholder. During May 2001, the President sold equipment valued at $270,000 to the Company in exchange for a note payable (Note 3). Advances totaling $72,757 made to the shareholder through
October 31, 2000, were applied against the note payable. During the year ended
October 31, 2001, the majority shareholder made additional advances of $7,500 to the Company. During the year ended October 31, 2001, payments applied against the note payable to the shareholder amounted to $166,498. As of October 31,
2001, payments, including accrued interest, of $30,745 are due on May 1, 2002.

NOTE 7 - SHAREHOLDERS' EQUITY
---------------------------------------

Preferred Stock

The Company is authorized to issue 1,000,000 shares of Preferred Stock in one or more series as designated by the Board of Directors. The Board of Directors is
also authorized to designate the rights and preferences of the Preferred Stock.
No shares of Preferred Stock have been issued as of October 31, 2001.

                                      F-10

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

NOTE 7 - SHAREHOLDERS' EQUITY (Continued)
---------------------------------------

Common Stock

During the year ended October 31, 2000, the Company issued 7,843,000 shares of its common stock to its President and other related parties at $.001 per share for services performed. These shares were issued during the startup of the
Company when their values were indeterminable and before the Company began
Selling its stock as part of its capital raising plan.

During the year ended October 31, 2000, the Company sold 345,000 shares of its common stock to various individuals as part of its capital raising plan at prices ranging from $.20 to $.50 per share. Proceeds from these transactions raised $222,996 in capital, net of $2,250 placement fees. The Company recorded a
$20,000 stock subscription receivable during these transactions.

During the year ended October 31, 2001, the Company sold 495,000 shares of common stock to various individuals as part of its capital raising plan at prices ranging from $.20 to $.50 per share. Proceeds from these transactions raised $188,800, net of $3,600 placement fees.

For the years ended October 31, 2000 and 2001, and for the period May 17, 1999
(Inception) through October 31, 2001, the President contributed services with fair values of $75,000, $100,000 and $175,000, respectively, at no cost to the
Company. These amounts are included in additional paid in capital and in general and administrative expenses for the periods then ended.

During the year ended October 31, 2001, the Company repurchased 55,000 shares of its common stock from a shareholder. These shares were repurchased for the initial consideration given and retired

NOTE 8 - INCOME TAXES
---------------------

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The tax effect of temporary differences consisted of the following as of October 31:

                                                          2000          2001
                                                         -------       -------
      Deferred tax assets:
         Capitalized start up costs for tax              $  73,000     $ 152,000
         Equipment                                              -         29,000
                                                         ----------    ----------

            Gross deferred tax assets                       73,000       181,000

      Less valuation allowance                             (73,000)     (181,000)
                                                         ----------    ----------

                                                         $      -      $      -
                                                         ==========    ==========

                                      F-11

                                 SNAPSHOT, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               For the years ended October 31, 2000 and 2001, and
          the Period May 17, 1999 (Inception) through October 31, 2001

NOTE 8 - INCOME TAXES (Continued)
---------------------

Realization of deferred tax assets is dependant upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance. The valuation allowance increased by $108,000 from 2000.

A reconciliation of the effective tax rates with the federal statutory rate is as follows as of October 31:

                                                       2000         2001
                                                      -------     --------

      Income tax benefit at statutory rate           $ 62,000    $   96,000
      Change in valuation allowance                   (73,000)     (108,000)
      State income taxes, net                          11,000        16,000
      Other                                                -         (4,000)
                                                     -----------  ----------

                                                     $     -     $       -
                                                     ===========  ==========

NOTE 9 - SUBSEQUENT EVENTS
--------------------------

Subsequent to October 31, 2001, the Company issued approximately $340,000 of its convertible debentures described in Note 4. The Company will recognize a charge of approximately $340,000 for the beneficial conversion feature of these debentures which will be amortized through September 30, 2002 (see Notes 4 and 5).

Subsequent to October 31, 2001, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange
Commission permitting the Company to sell shares of common stock to the Public
("IPO"). The Company anticipates the sale of at least 1,000,000 shares of common stock to raise approximately $4,300,000. The anticipated proceeds will be used to expand the Company's operations.

In April 2002, the Company entered into a new lease for office facilities under a non-cancelable operating lease through March 2003. The new lease calls for payments of approximately $1,600 per month.

During February 2002, the Company entered into a two year employment agreement with the Vice President (the "VP") which shall automatically be extended for additional terms of one year(s) unless the agreement is terminated. The agreement provides for a base annual salary of $75,000 in the first year and
$80,000 in the second year. The employment agreement will become effective once the Company completes full funding of the 1,000,000 share offering of its common stock pursuant to the SB-2 filing or meets its minimum capitalization requirements specified by the Board of Directors.

During February 2002, the Company entered into a two year employment agreement with the Chief Executive Officer (the "CEO") which shall automatically be extended for additional terms of one year(s) unless the agreement is terminated.
The agreement provides for a base annual salary of $150,000 in the first year and $175,000 in the second year. The employment agreement will become effective once the Company completes full funding of the 1,000,000 share offering of its common stock pursuant to the SB-2 filing or meets its minimum capitalization requirements specified by the Board of Directors.

                                      F-12

                           Historical Financial Data
                                 Snapshot, Inc.
                          (A Development Stage Company)
                                 Balance Sheets
                    as of October 31, 2001 and April 30, 2002

                                                                    October 31,         April 30,
                                                                       2001               2002
                                                                  ---------------     -------------
                                                                     (Audited)         (Unaudited)

                                     ASSETS
                                     ------

Current assets:
   Cash                                                            $    21,367          $  16,856
   Shareholder advances                                                                    41,044
   Deferred offering costs                                                  -              45,500
   Deferred financing costs                                             74,000            292,000
                                                                  ---------------     -------------

   Total current assets                                                 95,367            395,400

Property and equipment, net                                            223,800            197,008
                                                                  ---------------     -------------

Total assets                                                       $   319,167          $ 592,408
                                                                  ===============     =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      -------------------------------------

Current liabilities:
   Accounts payable and accrued expenses                           $    18,703          $  20,500
   Shareholder advances                                                  7,500                 -
   Note payable                                                         21,780                 -
                                                                  ---------------     -------------

   Total current liabilities                                            47,983             20,500

Convertible debentures and accrued interest                             81,000            496,992

Commitments and contingencies

Shareholders' equity:
   Preferred stock, $.001 par value, 1,000,000 shares
      authorized, no shares issued and outstanding                          -                  -
   Common stock, $.001 par value, 40,000,000
      shares authorized, 8,628,000  issued                               8,628             8,628
   Additional paid-in-capital                                          639,511          1,149,261
   Deficit accumulated during the
      development stage                                               (457,955)       (1,082,973)
                                                                  ---------------     -------------

   Total shareholders' equity                                         190,184          74,916
                                                                  ---------------     -------------

Total liabilities and shareholders' equity                         $   319,167          $592,408
                                                                  ===============     =============

                                      F-13

                            Historical Financial Data
                                 Snapshot, Inc.
                          (A Development Stage Company)
                       Unaudited Statements of Operations
              For the Six Months Ended April 30, 2001 and 2002, and
         For the Period May 17, 1999 (Inception) Through April 30, 2002

                                                                                     May 17, 1999
                                                                                     (Inception)
                                                    Six months ended April 30,        through
                                                     2001               2002         April 30, 2002
                                                  ------------     ------------     ---------------
                                                (Unaudited)        (Unaudited)       (Unaudited)

Revenues                                            $    -           $    -            $    -
                                                  ------------     ------------     ---------------

Expenses:
     Software setup costs                             6,674           59,311           114,528
     General and administrative expenses             58,968          234,330           510,401
          Rental expense                              1,563            3,649            11,628
     Professional fees                                   -            37,420            68,943
     Depreciation and amortization                    1,200           69,172           139,372
                                                  ------------     ------------     ---------------
     Total expenses                                  68,405          403,882           844,872

Loss before other expense and
     income taxes                                   (68,405)        (403,882)         (844,872)

Other expense:
     Interest expense                                    -          (221,136)         (238,101)
                                                 ------------     ------------     ---------------
Loss before income taxes                            (68,405)        (625,018)       (1,082,973)
                                                 ------------     ------------     ---------------

Income tax provision                                     -                -                 -
                                                 ------------     ------------     ---------------

Net loss                                           $(68,405)       $(625,018)       $(1,082,973)
                                                 ============     ============     ===============

Basic and diluted net loss per share               $  (0.01)       $   (0.07)       $     (0.17)
                                                 ============     ============     ===============

Weighted average shares used for basic
       and diluted net loss per share             8,259,702        8,628,000          6,352,655
                                                 ============     ============     ===============

                                      F-14

                            Historical Financial Data
                                 Snapshot, Inc.
                          (A Development Stage Company)
                       Unaudited Statements of Cash Flows
              For the Six Months Ended April 30, 2001 and 2002, and
         For the Period May 17, 1999 (Inception) Through April 30, 2002

                                                                                        May 17,1999
                                                                                        (Inception)
                                                      Six Months Ended April 30,          through
                                                        2001              2002         April 30, 2002
                                                      ----------       ----------      --------------
                                                     (Unaudited)      (Unaudited)        (Unaudited)
Cash Flows from Operating Activities:
     Net loss                                           $ (68,405)     $ (625,018)       $ (1,082,973)
     Non-cash operating activities included
        in deficit accumulated during the
        development stage:
            Depreciation and amortization                   1,200          68,992             139,192
            Amortization of deferred financing costs           -          198,000             205,000
             Contributions of services
               of president                                75,000          93,750             268,750
            Changes in operating liabilities:
               (Decrease) increase in:
                  Deferred offering costs                      -          (45,500)            (45,500)
                  Accounts payable and
                    accrued  expenses                         998          15,968              34,671
                                                       ----------       ----------         -----------

     Net cash flows provided by (used in)
        operating activities                                8,793        (307,979)           (495,031)
                                                       ----------       ----------         -----------

Cash flows from investing activities:
     Purchase of equipment                                     -          (42,200)            (58,200)
                                                       ----------       ----------         -----------

     Net cash flows used in
        investing activities                                   -          (42,200)            (58,200)
                                                       ----------       ----------         -----------

Cash flows from financing activities:

     Net proceeds from the issuance of stock               24,300              -              411,639
     Net proceeds from the issue of
        convertible debentures                                 -          415,992             496,992
     Advance (to)/from shareholder                        (55,695)        (48,544)            (41,044)
     Repurchase of Company stock                               -               -              (27,500)
     Pay down on note payable                                  -          (21,780)           (270,000)
                                                       ----------       ----------         -----------

     Net cash flows provided by (used in)
        financing activities                              (31,395)        345,668             570,087
                                                       ----------       ----------         -----------

Net (decrease) increase in cash                           (22,602)         (4,511)             16,856

Cash at beginning of period                                24,529          21,367                  -
                                                       ----------       ----------         -----------

Cash at end of period                                    $  1,927       $  16,856          $   16,856
                                                       ==========       ==========         ===========

                                      F-15

                            Historical Financial Data
                                 Snapshot, Inc.
                          (A Development Stage Company)
                 Unaudited Statements of Cash Flows (Continued)
              For the Six Months Ended April 30, 2001 and 2002, and
         For the Period May 17, 1999 (Inception) Through April 30, 2002

                                                                                        May 17,1999
                                                                                        (Inception)
                                                      Six Months Ended April 30,          through
                                                        2001              2002         April 30, 2002
                                                      ----------       ----------      --------------
                                                     (Unaudited)      (Unaudited)        (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:

     Interest                                            $     -        $   8,965           $   17,930
                                                       ==========       ==========         ===========

     Income taxes                                        $     -        $      -           $       -
                                                       ==========       ==========         ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Purchase of property and equipment
   in exchange for a note payable                        $     -        $      -           $  270,000
                                                       ==========       ==========         ===========

Purchase of domain name for stock issued                 $     -        $      -           $    8,000
                                                       ==========       ==========         ===========

Shares issued for services                               $     -        $      -           $    7,843
                                                       ==========       ==========         ===========

Deferred financing costs                                 $     -        $  416,000         $  497,000
                                                       ==========       ==========         ===========

                                      F-16

                            Historical Financial Data
                                 Snapshot, Inc.
                          (A Development Stage Company)
                        Note to Unaudited Financial Data

NOTE 1 - BASIS OF PRESENTATION
------------------------------

In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position of Snaphot, Inc. as of April
30, 2002, and the results of operations and cash flows for the six months ended
April 30, 2001 and 2002 and for the period May 17, 1999 (Inception) through
April 30, 2002. The results of operations for the six months ended April 30,
2002 are not necessarily indicative of results that may be expected for the full year. These financial statements are unaudited and do not include all related footnote disclosures. The financial statements should be read in conjunction with the financial statements for the years ended October 31, 2000 and 2001 and the notes thereto included in the Company's audited financial statements included elsewhere in this registration statement.

                                      F-17

                                   Page

Prospectus Summary.....................5                      SNAPSHOT, INC.
Risk Factors...........................8
Cautionary Note Regarding Forward-
        Looking Statements............13
Use Of Proceeds.......................13
Dividend Policy.......................14                    1,000,000 SHARES OF
Capitalization........................14
Dilution..............................15                        COMMON STOCK
Selected Financial Data...............16
Management's Discussion And Analysis                     ---------------------
        Of Financial Condition And
        Results Of Operations.........17                        PROSPECTUS
Business..............................19
Management............................24                 ---------------------

Shares Eligible For Future Sale.......32                    August ___, 2002

UNTIL ________, 2002, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS
THAT BUY, SELL OR TRADE THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS
OFFERING, MAYBE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS
IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                       40

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada Business Corporation Act provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the company. The Nevada
Business Corporation Act provides that Section 78.751 is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
The Company's Articles of Incorporation dated March 21, 2001, provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Nevada General Corporation Law.

    Section 78.751 of the Nevada Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation eliminates the personal liability of directors to the furthest extent permissible under the Nevada Business Corporation Act.

     Reference is also made to the underwriting agreements filed as Exhibits 1.1 to the Registration Statement for information concerning the underwriters'
obligation to indemnify the Registrant and its officers and directors, in certain circumstances, and our obligation to indemnify the underwriters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant and the selling shareholder have been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with this offering are as follows:

SEC Registration Fee                                          $    460
NASD Filing Fee                                               $    728
Accounting Fees and Expenses*                                 $ 25,000
Printing and Engraving*                                       $ 20,000
Legal Fees and Expenses*                                      $ 40,000
Blue Sky Fees and Expenses*                                   $  7,500
Transfer Agent and Registrar Fees*                            $  5,312
Miscellaneous Expenses*                                       $  1,000
                                                              --------
      Total*                                                  $100,000
                                                              ========
 *   Estimated.

                                       41

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the last three years, the Registrant has sold and issued the following unregistered securities in transactions which were exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of the
Securities Act, or were exempt under Regulation D promulgated under the
Securities Act of 1933, as they were transactions not involving a public offering. All of the persons that participated as investors or recipients of our securities as described herein, had full access to our business plans, financial statements and financial projections. Moreover, all investors had the opportunity to ask questions of and receive answers from our officers and directors with respect to material information concerning our business, operations and our financial condition.

     At various times during our fiscal year that ended October 31, 2000, we issued an aggregate of 7,843,000 shares of our restricted common stock to our founder and chief executive officer, Roger D. Finchum, Sr., and certain of his family members, valued at $.001 par value per share. All of these shares were issued in exchange for services rendered to us during our start-up phase. All of these shares of common stock were exempt from registration under Section 4(2) of the Securities Act of 1933.

     At various times during our fiscal year that ended October 31, 2000, we issued an aggregate of 345,000 shares of our restricted common stock to various individual private placement investors at prices ranging from a low of $.20 per share to a high of $.50 per share. During this offering, we received offering proceeds of $222,996, net of $2,250 in placement or finder's fees. All of these shares of common stock were exempt from registration under Regulation D promulgated under the Securities Act of 1933. All of the persons that participated as investors or recipients of our restricted common stock as described above, had full access to our business plans, financial statements and financial projections. Moreover, all investors had the opportunity to ask questions of and receive answers from our officers and directors with respect to material information concerning our business, operations and our financial condition. Many or most of the investors also had a pre- existing business or personal relationship with our management. All of our investors qualify as either accredited or sophisticated investors as defined in Regulation D, promulgated under the Securities Act of 1933.

     At various times during our fiscal year that ended October 31, 2001, we issued an aggregate of 495,000 shares of our restricted common stock to various individual private placement investors at prices ranging from a low of $.20 per share to a high of $.50 per share. During this offering, we received offering proceeds of $188,800, net of $3,600 in placement or finder's fees. All of these shares of common stock were exempt from registration under Regulation D promulgated under the Securities Act of 1933. All of the persons that participated as investors or recipients of our restricted common stock as described above, had full access to our business plans, financial statements and financial projections. Moreover, all investors had the opportunity to ask questions of and receive answers from our officers and directors with respect to material information concerning our business, operations and our financial condition. Many or most of the investors also had a pre- existing business or personal relationship with our management. All of our investors qualify as either accredited or sophisticated investors as defined in Regulation D, promulgated under the Securities Act of 1933.

     In October 2001, we began offering and selling to various private placement investors, our cumulative convertible preferred debentures. Initially, we planned to offer up to a maximum of $1,000,000 in debentures, designated as
Series A through Series D. The debentures that we sold in this offering accrue interest at a rate of 10% per annum with all principal and accrued interest being due September 2003. Accrued interest under these debentures is to be repaid to the investors through our issuance of shares of common stock at a conversion price of $.50 per share. The holders of these debentures have rights to convert the amounts due under the debenture, any time on or after October 1,
2002, into our common stock at a conversion price of $.50 per share. At year end on October 31, 2001, we had sold $80,000 in principal amount of these debentures. At the date of this registration statement, we have sold approximately $482,000 in principal amount of these debentures, including the amount of debentures sold at October 31, 2001. All of the debentures that we offered and sold, as well as the shares that the holders have a right to receive at time of conversion, were exempt from registration under Regulation D promulgated under the Securities Act of 1933.

     All of the persons that participated as investors or recipients of our convertible debentures as described above, had full access to our business plans, financial statements and financial projections. Moreover, all investors had the opportunity to ask questions of and receive answers from our officers and directors with respect to material information concerning our business, operations and our financial condition. Many or most of the investors also had a pre- existing business or personal relationship with our management. All of our investors qualify as either accredited or sophisticated investors as defined in
Regulation D, promulgated under the Securities Act of 1933.

                                       42

ITEM 27.  EXHIBITS.

    a.  The following Exhibits are filed as a part of this Registration
        Statement pursuant to Item 601 of Regulation S-B:

       EXHIBIT
       NUMBER                DESCRIPTION OF EXHIBITS
     ----------   -----------------------------------------------------

         1.0      Form of Underwriting Agreement For The Registrant

         3.0      Articles of Incorporation of Globig.com, Inc. Dated May 17,
                  1999.*

         3.1      Amended Articles of Incorporation of Registrant dated July 24,
                  2000.*

         3.2      By-laws of the Registrant*

         4.0      Specimen of Common Stock Certificate**

         5.0      Opinion of Gregory Bartko, Esq.

        10.0      Partner Agreement dated May 28, 2002 Between the Registrant and Synercard Corporation.

        10.1      Bill of Sale dated May 1, 2001 by Roger D. Finchum Sr. to
                  the Registrant*.

        10.2      Bill of Sale dated October 5, 2000 by Colorsmart, Inc. to
                  Roger D. Finchum, Sr.*

        10.3      Form of Subscription Agreement for the Registrant's Series A
                  Cumulative Convertible Preferred Debentures,*

        10.4      Employment Agreement dated February 1, 2002 between Roger D.
                  Finchum, Sr. and the Registrant.*

        10.5      Employment Agreement dated February 1, 2002 between Roger D.
                  Finchum, Jr. and the Registrant.*

        10.6      Lease Agreement dated March 21, 2002 between Rivergate
                  Executive Park, GP and the Registrant.*

        10.7      License Agreement dated July 22, 2002 between Snapshot, Inc.
                  and The Office at One Kendall Square, Inc.

        10.8      Amended Bill of Sale dated July 31, 2002 by Roger D. Finchum
                  Sr. to the Registrant*.

        23.0      Consent of Gregory Bartko, Esq. (included in opinion filed as
                  Exhibit 5.0).

        23.1      Consent of PKF, Certified Public Accountants,
                  A Professional Corporation, San Diego, California, independent auditors.

        24.0      Power of Attorney (included in Part II of the Registration
                  Statement under the caption "Signatures").*

*   Previously filed
**  To be filed by amendment

ITEM 28.  UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the
Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities
(other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       43

    (b) The undersigned Registrant in all instances will provide to the
Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of
         1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

         (2) For the purpose of determining any liability under the Securities
         Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) The undersigned Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i)    Include any prospectus required by Section 10(a)(3) of the
                  Securities Act;

           (ii)   Reflect in the prospectus any facts or events which,
                  individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of
                  securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus
                  filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii)  Include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                                       44

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, Tennessee, on the 31st day of
July, 2002.

                                SNAPSHOT, INC.

                                By:
                                     ----------------------------------------
                                     Roger D. Finchum, Sr., president,
                                     chief executive officer, chief financial
                                     officer, and principal accounting officer

             NAME                        CAPACITY                     DATE

-------------------------------    Chairman, president,            July 31, 2002
Roger D. Finchum, Sr.              chief executive officer,
                                   chief financial officer,
                                   principal accounting officer,
                                   and director

         *
-------------------------------    Executive Vice-President,       July 31, 2002
Roger D. Finchum, Jr.              secretary and Director

* Signature by Power of Attorney

                                       45

                                LIST OF EXHIBITS

       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
---------------------   -------------------------------------------------------

         1.0      Form of Underwriting Agreement For The Registrant

         3.0      Articles of Incorporation of Globig.com, Inc. Dated May 17,
                  1999.*

         3.1      Amended Articles of Incorporation of Registrant dated July 24,
                  2000.*

         3.2      By-laws of the Registrant*

         4.0      Specimen of Common Stock Certificate**

         5.0      Opinion of Gregory Bartko, Esq.

        10.0      Partner Agreement dated May 28, 2002 Between the Registrant and Synercard Corporation.

        10.1      Bill of Sale dated May 1, 2001 by Roger D. Finchum Sr. to
                  the Registrant*.

        10.2      Bill of Sale dated October 5, 2000 by Colorsmart, Inc. to
                  Roger D. Finchum, Sr.*

        10.3      Form of Subscription Agreement for the Registrant's Series A
                  Cumulative Convertible Preferred Debentures,*

        10.4      Employment Agreement dated February 1, 2002 between Roger D.
                  Finchum, Sr. and the Registrant.*

        10.5      Employment Agreement dated February 1, 2002 between Roger D.
                  Finchum, Jr. and the Registrant.*

        10.6      Lease Agreement dated March 21, 2002 between Rivergate
                  Executive Park, GP and the Registrant.*

        10.7      License Agreement dated July 22, 2002 between Snapshot, Inc.
                  and The Office at One Kendall Square, Inc.

        10.8      Amended Bill of Sale dated July 31, 2002 by Roger D. Finchum
                  Sr. to the Registrant*.

        23.0      Consent of Gregory Bartko, Esq. (included in opinion filed as
                  Exhibit 5.0).

        23.1      Consent of PKF, Certified Public Accountants,
                  A Professional Corporation, San Diego, California, independent auditors.

        24.0      Power of Attorney (included in Part II of the Registration
                  Statement under the caption "Signatures").*

*   Previously filed
**  To be filed by amendment